As filed with the Securities and Exchange Commission on October 2, 2000
											Registration No. 333-43294



              SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549

                    AMENDMENT NO. 1
                         TO
                       FORM SB-2
                   REGISTRATION STATEMENT
                         Under
                  THE SECURITIES ACT OF 1933

                       CAMBEX CORPORATION
            (Name of small business issuer in its charter)

	Massachusetts	                  3572	                       04-2442959
	(State or jurisdiction of	 (Primary Standard Industrial	   (I.R.S. Employer
	incorporation or organization)	Classification Code Number)	Identification No.)

Cambex Corporation
360 Second Avenue, Waltham, MA  02451
(781) 890-6000
(Address and telephone number of principal executive offices and principal place of business)
--------------------------------
Joseph F. Kruy
Chairman of the Board, President and Chief Executive Officer
Cambex Corporation
360 Second Avenue, Waltham, MA  02451
(781) 890-6000
(Name, address and telephone number of agent for service)

With copies to:

Neil H. Aronson, Esquire
Anthony E. Hubbard, Esquire
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA  02111
Telephone: (617) 542-6000

Approximate date of commencement of proposed sale to public: from time to time after the effective date of this Registration Statement.

	If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933, check the following box: [X]
	If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [   ]
	If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration
statement for the same offering. [   ]
	If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration
statement for the same offering. [   ]
	If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


SUBJECT TO COMPLETION, DATED OCTOBER 2, 2000

PROSPECTUS

                         CAMBEX CORPORATION

                             Common Stock


                           4,897,603 Shares


	The information in this prospectus is not complete and may be changed. The selling securityholders identified on pages 52 and 53 may not sell the shares of common stock that may be sold by Cambex Corporation or the shares of common stock underlying the other securities of Cambex that are held by selling securityholders until the registration statement filed by Cambex with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

All of the shares of common stock being sold are offered by the selling securityholders. The shares of common stock that may be sold constitute up to 50.3% of our issued and outstanding common stock as of August 31, 2000. We will not receive any proceeds from the sale of the shares of common stock by the selling securityholders. However, we will receive the sale price of any common stock that we sell to Thumberland Limited under the common stock purchase agreement described in this prospectus or upon the exercise for cash of the warrants exercisable for shares of common stock held by other selling securityholders, including warrants we issued to Thumberland. We will pay the costs of registering the shares under this prospectus, including legal fees.

Our common stock is listed on the OTC Bulletin Board under the trading symbol "CBEX." The last reported sales price of our common stock on the OTC Bulletin Board on September 28, 2000 was $1.5625 per share.

The selling securityholders may offer shares of our common stock on the OTC Bulletin Board in negotiated transactions or otherwise, or by a combination of these methods. The selling securityholders may sell the shares through broker-dealers who may receive compensation from the selling shareholders in the form of discounts or commissions. Thumberland Limited is an "underwriter" within the meaning of the Securities Act of 1933 in connection with its sales.


THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 9.
_________________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





-----------------------------------------------------------

The date of this prospectus is ___________, 2000.

TABLE OF CONTENTS                                      Page

SUMMARY INFORMATION	                                     4
THE OFFERING	                                            6
RISK FACTORS	                                           11
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	      23
USE OF PROCEEDS	                                        23
CAPITALIZATION	                                         24
MARKET FOR OUR COMMON STOCK	                            25
DIVIDEND POLICY	                                        25
BUSINESS	                                               27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS	                    42
DIRECTORS AND EXECUTIVE OFFICERS	                       47
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	   53
PRINCIPAL SHAREHOLDERS	                                 55
DESCRIPTION OF SECURITIES	                              58
SOVEREIGN BRIDGE FINANCING	                             61
THUMBERLAND COMMON STOCK PURCHASE AGREEMENT	            64
SELLING SECURITYHOLDERS	                                72
PLAN OF DISTRIBUTION	                                   75
LEGAL MATTERS	                                          80
EXPERTS	                                                80
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	            F-1

                     SUMMARY INFORMATION
To understand this offering fully, we encourage you to read this entire prospectus carefully, including the Financial Statements and the Notes to the Consolidated Financial Statements of the Company appearing elsewhere in this prospectus.

This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as other sections in this prospectus, contain a discussion of some of the factors that could contribute to those differences.

                       Our Business

	Cambex Corporation is a designer and supplier of fibre channel hardware and software products that enable computer servers and high capacity electronic data storage devices to be interconnected into storage area networks, commonly referred to as SANs. We develop and market both fibre channel connectivity products that interconnect computer servers and storage devices as well as fibre channel disk storage devices. Because of the growth of information-based economies, primarily due to the dramatic growth of internet-based business models, businesses and other organizations have experienced large increases in the volume of business-critical electronic data that is generated, processed, stored and manipulated. Effectively storing and managing online data is one of the most important challenges that face almost all enterprises. One of the ways that businesses and other organizations have begun to meet this challenge is to incorporate SANs into their enterprise.
SANs enhance and simplify the management and sharing of electronic data storage resources because they:

significantly improve the availability of online data;

improve the speed at which data is transferred from one device to another;

increase the distance over which data can reliably be transferred;

permit the employment of centralized management software to monitor and control the performance and availability of the SAN; and

can be utilized in a range of computer operating environments including UNIX, Linux and Windows NT.

Fibre channel protocol, developed in the early 1990's, is the backbone connectivity technology that enables SANs to be a more effective means of managing, storing and retrieving electronic data. We currently offer fibre channel connectivity products consisting of host bus adapters and hubs, fibre channel disk storage devices utilizing a redundant array of inexpensive disks
(RAID) technology, and software applications that significantly enhance the performance and availability of SANs. By reselling fibre channel hardware and software products from leading manufacturers, together with our host bus adapters, hubs, disk storage arrays and proprietary software products, we are able to offer customers a complete interoperable SAN solution.

	We began developing our current fibre channel product business in 1997.  In
1998, we began to ship our Centurion brand of fibre channel RAID disk arrays.
Our strategy has been to take advantage of the relationships developed from being a long time supplier of memory and disk storage products primarily for
IBM mainframe computer users and to re-position Cambex as a leading supplier of fibre channel connectivity and storage products.  We have also been working to establish relationships with a small number of leading resellers and OEMs in the SAN market.  However, these relationships have not yet resulted in significant increases in our revenues.  We also are working to position ourselves as a source for customers for complete SAN solutions including SAN design, integration and implementation services together with the hardware and software needed to supply fibre channel connectivity and storage products for a SAN solution.

	Founded in 1968, we have more than 30 years experience in providing highly reliable electronic data storage products. For more than 27 years we were a leading supplier of IBM compatible mainframe computer memory having supplied memory and related products for seven generations of IBM mainframe computers.
In the mid-

1990's, the IBM mainframe computer market experienced a significant decline and our business suffered. In October 1997, we voluntarily filed for protection under chapter 11 of the federal bankruptcy laws. In April 1998, we emerged from bankruptcy protection under a reorganization plan that we are continuing to implement. Since 1998, we have continued to transition our business towards the fibre channel products business, though we continue to support our computer memory customers with memory products, upgrades and maintenance services. In order to successfully transition our business and return to sustained profitable operations, we need to generate significant increases in revenues and meet our short-term debt obligations that have matured and others that mature in the next two months. In support of our strategy, we recently established an eighteen month $10 million equity drawdown facility that should enable us to meet our short-term working capital needs. In addition, we plan to achieve our longer term goals by expanding and improving our sales and marketing function and increasing expenditures for research and development so that we can broaden and enhance our product offerings.

Our executive offices are located at 360 Second Avenue, Waltham, Massachusetts 02451. Our telephone number is (781) 890-6000. Our Web site is located at http://www.cambex.com. Information contained on our Web site is not a part of this prospectus.

                             THE OFFERING

Common stock offered by Thumberland Limited that it may purchase under
	the common stock purchase agreement		2,600,000 shares

Common stock offered by Thumberland Limited that it may purchase by
	exercise of stock purchase warrant		195,771 shares

Common stock offered by Ladenburg Thalmann & Co. Inc. that it may purchase
	by exercise of stock purchase warrant		195,771 shares

Common stock offered by the Sovereign Lenders that they may obtain by
	conversion of series 1 bridge financing notes		649,958 shares

Common stock offered by the Sovereign Lenders that they may purchase by exercise of repricing warrants attached to series 1 bridge financing notes 956,103 shares

Common stock offered by the Sovereign Lenders that they may obtain by
	exercise of common stock purchase warrants		300,000 shares

Common stock outstanding:
	Prior to the sale of shares to Thumberland under the common stock
		purchase agreement		9,731,635 shares

	After sale of maximum number of shares to Thumberland Limited
		registered under this registration statement related to the equity
		drawdown facility and before issuance of shares issuable pursuant
		to other securities held by selling securityholders identified in this
		prospectus		12,331,635 shares

	After sale of maximum number of shares to Thumberland Limited
		registered under this registration statement related to the equity
		drawdown facility and after issuance of shares issuable pursuant
		to other securities held by selling securityholders identified in this
		prospectus		14,629,238 shares

Trading symbol for common stock		CBEX

This prospectus covers a total of 4,897,603 shares of our common stock that may be sold by selling securityholders identified in this prospectus.
The number of shares of our common stock subject to this prospectus represents 50.3% of our issued and outstanding common stock as of September 29, 2000.
The number of shares subject to this prospectus represents 33.5% after the issuance of all currently unissued shares included in this prospectus.

                  Sovereign Bridge Financing

	In January and February 2000, we borrowed a total of $2 million which was arranged for us with the assistance of Sovereign Capital Advisors, LLC. We entered into a series 1 bridge note purchase agreement with SovCap Equity Partners, Ltd., Correllus International Ltd. and Arab Commerce Bank Ltd. Pursuant to the series 1 bridge note purchase agreement, we issued these lenders, who are referred to throughout this prospectus as the Sovereign Lenders, the following:

series 1 bridge financing notes that are convertible into up to a total of 649,958 shares of our common stock, which number includes shares issuable upon conversion of accrued interest, premium amounts and penalties due under the notes;

repricing warrants attached to each series 1 bridge financing note that may be exercisable for up to a total of 956,103 shares of our common stock; and common stock purchase warrants that are exercisable for up to a total of 300,000 shares of our common stock.

		The series 1 bridge financing notes matured on August 15, 2000 and September 6, 2000. On September 26, 2000, the Sovereign Lenders agreed, until the earlier of the date this offering becomes effective and November 16, 2000
(the grace period), that they would not cause us to default on our obligations by demanding payment in cash. All of our other obligations in favor of the Sovereign Lenders continue in full force and effect throughout the grace period, including the accrual of interest, premiums and penalties. This means that when this offering becomes effective, the Sovereign Lenders will have the choice to accept cash or shares of our common stock to satisfy our obligations. We will be responsible for the payment of a premium equal to 25%
of the original principal amount of the bridge notes and a penalty equal to 2% of the original principal amount of the bridge note for each 30-day period following the maturity date of the bridge notes. The Sovereign Lenders also are able, if they choose, to convert the bridge notes into shares of restricted stock during the grace period. The Sovereign Lenders orally have advised us that, when the grace period ends, they intend to accept shares of our common stock in satisfaction of our obligations. However, the Sovereign Lenders do not have to accept shares of our common stock and may demand cash.
If at the end of the grace period the Sovereign Lenders demand cash in satisfaction of our obligations, we anticipate that we would be unable to meet this obligation.

Before the maturity dates, the series 1 bridge notes accrued interest at 8% per annum. Currently, since the maturity dates, interest is accruing at a rate of 12% per annum until the notes are paid in full. We anticipate that accrued interest and penalties on the bridge notes at redemption will not exceed $250,000.

In connection with the Sovereign Bridge Financing, attached to each series 1 bridge note is a repricing warrant. If, during the 90 days after a bridge note is converted into shares of our common stock (the "repricing period"), a Sovereign Lender sells any shares it receives from conversion of the bridge note and fails to realize a gain of at least 20% above the applicable conversion price of the bridge note, then that Lender may exercise the repricing warrant on the 91st day after conversion of the bridge note.
If a Sovereign Lender does not sell shares received upon conversion of a bridge note during the repricing period, then it may not exercise the repricing warrant regardless of market price of our common stock during the repricing period. If the Sovereign Lender realizes less than a 20% gain on shares sold during the repricing period, the number of shares that it may acquire by exercise of a repricing warrant depends upon the number of shares sold and the market price of our common stock during the repricing period. If the average market price of our common stock during the repricing period is equal to or greater than the conversion price of the converted bridge note, then the Sovereign Lender may not acquire any shares by exercising the repricing warrant. If the average market price of our common stock is less than the conversion price of the converted bridge note, then the Sovereign Lender may exercise the repricing warrant for a number of shares of our common stock determined in accordance with a formula. The maximum number of shares of common stock for which the repricing warrants may be exercised is a total of 956,103 shares. The exercise price of the repricing warrants is $0.10 per share.

We also issued the Sovereign Lenders common stock purchase warrants exercisable for up to a total of 300,000 shares of our common stock. The exercise price of these common stock purchase warrants is $4.19 per share for warrants exercisable for up to 262,500 shares and $7.01 per share for warrants exercisable for up to 37,500 shares. These common stock purchase warrants expire on January 18, 2005 for warrants exercisable for up to 262,500 shares and on February 9, 2005 for warrants exercisable for up to 37,500 shares.

Our two largest stockholders, Joseph F. Kruy, our Chairman, President and Chief Executive Officer, and CyberFin Corporation, a corporation wholly owned by Peter J. Kruy, our Executive Vice President, Treasurer and Chief Financial Officer, guaranteed our obligations under the Sovereign Bridge Financing in the event that we fail to fulfill them. The obligations of Joseph Kruy and CyberFin under these guarantees are secured by their pledge to the Sovereign Lenders of a total of 1,709,467 shares of our common stock that they own.

In addition to a series 1 bridge note purchase agreement, which contains representations, warranties, covenants and other provisions typical to this type of transaction, we entered into a registration rights agreement with the Sovereign Lenders. Under this registration rights agreement, we agreed to register the number of shares of our common stock into which the series 1 bridge financing notes are convertible and for which the repricing warrants and the common stock purchase warrants are exercisable, within 60 days following the issuance of the bridge notes and related warrants. The Sovereign Lenders have waived their rights resulting from our failure to file a registration statement covering shares of our common stock 60 days following our issuance of the bridge notes and related warrants, allowing us to register those shares of our common stock in this registration.


Thumberland Equity Drawdown Facility

We signed a common stock purchase agreement with Thumberland Limited, a British Virgin Islands corporation, on July 14, 2000, for the future issuance and purchase of shares of our common stock. The transaction closed on July 20, 2000. The common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

In general, the drawdown facility operates as follows: the investor, Thumberland, has committed to provide us with up to $10 million as we request it over an 18 month period, in return for shares of common stock we issue to Thumberland. Subject to a maximum of 18 draws, once every 22 trading days we may request a draw of up to $1 million of that money, except that the initial draw may be up to $2 million. The maximum amount we actually can draw down upon each request will be determined by the volume-weighted average daily price of our common stock for the 22 trading days prior to our request and the average trading volume for the 45 trading days prior to our request. Each draw down must be for at least $250,000. At the end of a 22-day trading period following the drawdown request, the final drawdown amount is determined based on the volume-weighted average stock price during that 22-day period.
We then use the formulas contained in the common stock purchase agreement to determine the number of shares we will issue to Thumberland in return for that money.

The formulas for determining the final drawdown amounts, the number of shares we issue to Thumberland and the price per share paid by Thumberland are described in detail beginning on page 46 of this prospectus. We may make up to a maximum of 18 draws; however, the aggregate total of all draws cannot exceed $10 million and no single draw can exceed $1 million, except for the initial draw which may not exceed $2 million. We are under no obligation to request a draw for any period.

The closing price for our common stock on May 31, 2000 was $2.5625 per share and the average daily trading volume for the 45 trading days ended May 31, 2000 was 28,357 shares per trading day. For example, if our market price on May 31, 2000 and the 45-day average trading volume preceding May 31, 2000 each remained constant over the 18 month period of the common stock purchase agreement and we requested the maximum amount available to us under the common stock purchase agreement, each draw would be capped at $319,725 and we could make 18 draws for a total amount drawn of $5,755,050. As the example shows, if our stock price and trading volume were at those levels, we would not be able to draw down all $10 million under the common stock purchase agreement. Moreover, if, as a result of applying these formulas, the amount of the draw would be less than $250,000, then we may not drawdown. For example, if the market price for shares of our common stock at August 31, 2000 ($2.50 per share) and our average trading volume for the 45 days preceding August 31, 2000 (13,551 shares) remained constant, we would not be able to draw funds from Thumberland because, as a result of applying the formulas, the drawdown amount would be less than $250,000.

The number of shares registered under the registration statement of which this prospectus is a part may limit the amount of money we receive under the common stock purchase agreement. Moreover, the funds we may receive could be further limited by a provision of the common stock purchase agreement that prevents us from issuing shares to Thumberland to the extent Thumberland would beneficially own more than 9.9% of our then outstanding common stock. Any resales of shares by Thumberland under this prospectus would reduce the number of shares beneficially owned by Thumberland, and would enable us to issue additional shares to Thumberland without violating this condition.

The per share dollar amount Thumberland pays for our common stock for each drawdown includes a 7% discount to the average daily market price of our common stock for the 22-day period after our drawdown request, weighted by trading volume. We will receive the amount of the drawdown less an escrow agent fee equal to $1,500 per drawdown and a 5% placement fee payable to the placement agent, Ladenburg Thalmann & Co. Inc., which introduced Thumberland to us. Ladenburg Thalmann is a registered broker dealer. It is not obligated to purchase any of our shares, but as an additional placement agent compensation, we have issued to Ladenburg Thalmann a stock purchase warrant to purchase up to 195,771 shares of our common stock at an exercise price of $2.9376 per share. The common stock issuable upon exercise of this warrant is included in the registration statement of which this prospectus is a part.

We did not make a commitment to Thumberland to draw a minimum amount of funds under the common stock purchase agreement. In lieu of making a commitment to Thumberland to draw a minimum aggregate amount, on July 20, 2000, we issued to Thumberland a stock purchase warrant to purchase up to 195,771 shares of our common stock. The common stock purchase warrant gives Thumberland an opportunity to purchase shares of our common stock even though we draw little or no amount of funds under the common stock purchase agreement. The common stock purchase warrant has an exercise price of $2.9376 per share, which is equal to 115% of the volume-weighted average share price for the five trading days prior to the date the warrant was issued. The warrant expires July 20, 2003.

                           RISK FACTORS

                   Risks Related to Our Industry

Because a growing proportion of our revenues are generated from the sale of our fibre channel products, our revenues will be limited if fibre channel technology does not achieve a widespread market acceptance or develops more slowly than we anticipate

The growth of the market for our fibre channel products is dependent upon the broad acceptance of fibre channel technology as an alternative to other technologies traditionally utilized for network and storage communications. The fibre channel market, while rapidly evolving and attracting an increasing number of market participants, is still at an early stage of development. If the fibre channel market fails to develop, develops more slowly than anticipated or attracts more competitors than we expect, our business, operating results and financial condition would be materially adversely affected. We cannot be certain that fibre channel products will gain broader market acceptance or that customers will choose our technology and products.

To achieve widespread market acceptance, fibre channel must supplant current widely accepted alternative technologies such as small computer systems interface or SCSI. Because many technology companies with SCSI-based product portfolios already have (a) well-established relationships with our current and potential customers, (b) extensive knowledge of the markets we serve, (c) better name recognition and (d) extensive development, sales and marketing resources, it may be difficult to convince customers to adopt fibre channel technology. If fibre channel does not replace existing technologies such as SCSI in emerging applications such as SANs or otherwise achieve broad market acceptance, the growth of our fibre channel product sales will be limited. Additionally, new technologies are currently in development that may compete with fibre channel for market share if they are successfully developed and commercialized. Because these competing new technologies are likely to have support from technology companies with more significant resources than we and other fibre channel companies have, they may limit the growth of the fibre channel market and therefore our growth.

The SAN market in which we compete is new and unpredictable, and if this market does not develop and expand as we anticipate, our business will suffer

The market for SANs and the related equipment, including disk arrays and host bus adapters, and management software that we offer, has only recently begun to develop and is rapidly evolving. If this market does not develop as rapidly as we anticipate, our operating results may be below the expectations of public market analysts and investors, which would likely cause our stock price to decline. Because this market is new, it is difficult to predict its potential size or future growth rate. Our products are principally purchased for use in SANs. Widespread adoption of SANs as an integral part of data-intensive enterprise computing environments is critical to our future success. Potential end-users that have invested substantial resources in their existing data storage and management systems may be reluctant or slow to adopt a new SAN approach.

Our operating results may suffer because of increasing competition in the fibre channel market, as well as additional competition from alternative data storage solutions

The market in which we compete is intensely competitive. As a result, we face a variety of significant challenges, including rapid technological advances, price erosion, changing customer preferences and evolving industry standards. Our competitors continue to introduce products with improved price/performance characteristics, and we will have to do the same to remain competitive. Increased competition could result in significant price competition, reduced revenues, lower profit margins or loss of market share, any of which would have a material adverse effect on our business, operating results and financial condition. We cannot be certain that we will be able to compete successfully against either current or potential competitors in the future.

Many of our current and potential competitors have substantially greater financial, technical, marketing and distribution resources than we have. We face the threat of potential competition from new entrants into the fibre channel market, including large technology companies that may develop or acquire differentiating technology and then apply their resources, including established distribution channels and brand recognition, to obtain significant market share. It is also possible that we will face increased competition due to mergers or consolidations of existing or potential competitors. Emerging companies attempting to obtain a share of the existing market act as potential competition as well. Our products may also compete at the end-user level with other technology alternatives, such as SCSI. Further, businesses that implement SANs may select fully integrated SAN systems that are offered by large technology companies. Because such systems may not interoperate with products from independent open system suppliers, like us, customers that invest in these systems may be less likely to purchase our products. Because other technologies designed to address the applications served by fibre channel today are under development, our business would suffer as a result of competition from such competing technologies.

In our industry, technology and other standards change rapidly, and we must keep pace with the changes to compete successfully

The market for our products is characterized by rapidly changing technology, evolving industry standards and the frequent introduction of new products and enhancements. If we do not keep pace with these changes, we may lose market share to our competitors and fail to meet our financial and operational objectives. Because our products are designed to work with software produced by third parties, our operating results could be adversely affected if such third parties delay introduction of new versions of their software for which we have designed new products or if they make unanticipated modifications to such software. Our future success depends in a large part on our ability to enhance our existing products and to introduce new products on a timely basis to meet changes in customer preferences and evolving industry standards. We cannot be certain that we will be successful in designing, supplying and marketing new products or product enhancements that respond to such changes in a timely manner and achieve market acceptance. We also cannot be certain that we will be able to develop the underlying core technologies necessary to create new products and enhancements, or that we will be able to license the core technologies from third parties. Additionally, changes in technology and customer preferences could potentially render our current products uncompetitive or obsolete. If we are unable, for technological or other reasons, to develop new products or enhance existing products in a timely manner in response to technological and market changes, our business, operating results and financial condition would be materially adversely affected.

                Risks Related to Our Business

We have a history that includes substantial operating losses and we are in an unfavorable financial position that makes an evaluation of our business difficult

We incurred substantial operating losses in each of the five years prior to the current fiscal year. At July 1, 2000, we had an accumulated deficit of approximately $23 million. At July 1, 2000 we had current assets totaling approximately $1.3 million. At that same date, we had current liabilities totaling approximately $5.1 million and long-term liabilities totaling approximately $3.0 million, a substantial portion of which is attributable to a 1998 bankruptcy reorganization plan that we continue to implement. On August 15, 2000 and September 6, 2000 the series 1 bridge notes held by the Sovereign Lenders matured but the Sovereign Lenders have agreed to not demand payment of our obligations under these bridge notes the earlier of the effectiveness of this offering and November 16, 2000. If, following this grace period, the Sovereign Lenders choose to demand cash instead of shares of common stock in satisfaction of our obligations, we will be unable to satisfy this obligation. In addition to the series 1 bridge notes, a total of approximately $550,000 of our other debts (excluding trade payables) become due before the end of 2000. In order to continue as a going concern and compete effectively, we need to satisfy our short-term obligations, increase our expenditures for research and development expenses and selling, general and administrative expenses as well as other expenses, which may not be possible if revenues do not increase significantly. If revenues remain at current levels, we will not be able to achieve profitability on quarterly or annual basis.

We have a limited operating history with respect to our fibre channel products

We commenced our fibre channel products business in 1997 and we shipped our first commercially available fibre channel products in 1998. Because we have a limited operating history with respect to our fibre channel products, you must consider the risks and difficulties frequently encountered by companies in the early stage of developing a business such as ours in new and rapidly evolving markets. Although our net product revenues from the sale of fibre channel products have become a majority of our total product revenues, sales from these products may not increase and we may not realize sufficient net revenues to become profitable. In addition, because of the competition in the fibre channel and SAN markets and the evolving nature of these markets, sustaining profitability may be extremely challenging.

We are developing relationships with potential OEM, distribution channel and end user customers and a decision by any one of these potential customers not to purchase our products, or any cancellation or delay of orders that may be placed by any of these potential customers will have a significant and adverse affect on our net revenues

Historically, a limited number of OEMs, distribution channel and end user customers have accounted for a significant majority of our total net revenues in each fiscal period. For example, sales to our top five customers accounted for approximately 40% percent of net revenues for the fiscal year ended December 31, 1999. We are in the process of developing relationships with a small number of potential OEM, distribution channel and end user customers. If any one of these potential customers decides not to purchase our products or decides to purchase our products in quantities that are below our expectations, then our net revenues will be adversely affected. We expect to experience substantial period-to-period fluctuations in future operating results because, among other factors, we depend to a significant extent upon revenues from a small number of customers.

Our sales cycle, particularly to OEMs, typically involves a lengthy qualification cycle during which there is a need to expend significant resources in addressing customer specifications. Because of the length of the sales cycle, we may experience a delay between increasing expenses for research and development and sales and marketing efforts and the generation of higher revenues, if any, from such expenditures. The purchase of our products or of solutions that incorporate our products typically involves significant internal procedures associated with the evaluation, testing, implementation and acceptance of new technologies. This evaluation process frequently results in a lengthy sales process, typically ranging from three months to longer than a year, and subjects the sales cycle associated with the purchase of our products to a number of significant risks, including budgetary constraints and internal acceptance reviews. The length of our sales cycle also varies substantially from customer to customer.

Because we anticipate that none of our potential customers will be, and none of our current customers are, contractually obligated to purchase any fixed amount of products from us in the future, they may stop placing orders with us at any time, regardless of any forecast they may have previously provided. If any of our significant customers stop or delay purchases, our revenues and operating results would be adversely affected, which could cause our stock price to decline. We cannot be certain that we will retain our current OEM, distribution channel or end user customers or that we will be able to recruit additional or replacement customers. As is common in an emerging technology industry, agreements with OEMs and distribution channel customers are typically non-exclusive and often may be terminated by either party without cause. Moreover, many OEM and distribution channel customers carry competing product lines. If we were to suddenly lose one or more important OEM, distribution channel or end user customers or potential customers to a competitor, our business, operating results or financial condition could be materially adversely affected. Moreover, OEM customers could develop products internally that would replace our products. The resulting reduction in sales of our products to any OEM customers, in addition to the increased competition presented by these customers, could have a material adverse effect on our business, operating results or financial condition and could affect our ability to continue as a going concern.

The failure of OEM customers to keep pace with rapid technological change and to successfully develop and introduce new products could adversely affect our net revenues

Our ability to generate increased revenues depends significantly upon the ability and willingness of OEM customers to develop and promote products on a timely basis that incorporate our technology. If OEM customers do not successfully develop and market the solutions that incorporate our products, then sales of our products to OEM customers will be adversely affected. The ability and willingness of OEM customers to develop and promote such products is based upon a number of factors beyond our control.

While we have established relationships with a small number of OEM and reseller customers, most of these customers are still at the very early stages of incorporating fibre channel products into their systems. If our early stage customers are unable to, or otherwise do not ship systems that incorporate our products, or if their shipped systems are not commercially successful, our business, operating results or financial condition could be materially adversely affected as well as our ability to continue as a going concern.

Delays in product development could adversely affect our market position or customer relationships

We have experienced delays in product development in the past and may experience similar delays in the future. Given the short product life cycles in the markets for our products, any delay or unanticipated difficulty associated with new product introductions or product enhancements could cause us to lose customers and damage our competitive position. Prior delays have resulted from numerous factors, such as:

changing product specifications;
difficulties in hiring and retaining necessary personnel;
difficulties in reallocating engineering resources and other resource limitations;
difficulties with independent contractors;
changing market or competitive product requirements;
unanticipated engineering complexity;
undetected errors or failures in software and hardware; and delays in the acceptance or shipment of products by customers.

We expect the average selling prices of our products to continue to decrease, which may reduce gross margins or revenues

The markets for fibre channel and disk storage products have experienced erosion of average selling prices due to a number of factors, including competitive pricing pressures and rapid technological change. We may experience substantial period-to-period fluctuations in future operating results due to the erosion of our average selling prices. We anticipate that the average selling prices of our products will decrease in the future in response to competitive pricing pressures, increased sales discounts, new product introductions by us or our competitors or other factors. Therefore, to maintain our gross margins, we must develop and introduce on a timely basis, new products and product enhancements and continually reduce our product costs. Our failure to do so would cause our revenue and gross margins to decline, which could materially adversely affect our operating results and cause the price of our common stock to decline.

If our business improves rapidly, our operations may be negatively impacted and we may be required to incur substantial costs to upgrade our infrastructure

If our business expands rapidly, then a significant strain may be placed on our resources. Unless we manage such growth effectively, we may make mistakes in operating our business such as inaccurate sales forecasting, incorrect material planning or inaccurate financial reporting, which may result in unanticipated fluctuations in our operating results. Our management team has had limited experience managing rapidly growing companies on a public or private basis. We may not be able to install adequate control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations.

The loss of or failure to attract and retain key technical, sales and marketing and managerial personnel could adversely affect our business

Our success depends to a significant degree upon the performance and continued service of engineers involved in the development of our fibre channel technology and technical support of products and customers. Our success also depends to a significant degree upon the continued contributions of our key management, sales and marketing and manufacturing personnel. Accordingly, our future success depends upon our ability to attract, train and retain such technical, sales and marketing and managerial personnel. Except for an employment agreement with Joseph F. Kruy, our Chairman, President and Chief Executive Officer, we do not have employment agreements with any of these personnel. We do not maintain key person life insurance on any of our personnel. As we further develop our product line we will need to increase the number of sales and marketing personnel as well as technical staff members with experience in hardware and software development. We are currently seeking to hire additional skilled software programmers and experienced sales personnel who are currently in short supply. Competition for such highly skilled employees in our industry is intense, and we cannot be certain that we will be successful in recruiting or retaining such personnel. Our employees may leave and subsequently compete against us. The loss of key employees could have a material adverse effect on our business, operating results or financial condition.

We also believe that our success depends to a significant extent on the ability of our key personnel to operate effectively, both individually and as a group. Some of our employees have only recently joined us, and we intend to expand our employee base significantly. If we are unable to identify, hire and integrate new employees in a timely and cost-effective manner, our operating results may suffer.

Our management has significant influence over stockholder decisions

Prior to the issuance of any our common stock covered by this registration, our officers and directors control the vote of approximately 26.4% of the outstanding shares of common stock prior to the exercise of any outstanding warrants or options held by them. Following the issuance of all shares of our common stock covered by this registration, our officers and directors will control the vote of approximately 17.5% of the then outstanding shares of common stock. As a result, they may be able to significantly influence all matters requiring approval by our stockholders, including the election of directors.

Because we rely on a limited number of third party suppliers and manufacturers, and failures by any of these third parties to provide key components or to manufacture and assemble products of sufficient quality and quantity could cause us to delay product shipments, which could result in delay or lost revenues or customer dissatisfaction

PCWorld and Dynamic Details Incorporated fabricate our printed circuit boards, and various subcontractors, such as Flextronics International USA, Inc., perform assembly of our host bus adapters and hub circuit boards. We have no long-term contracts with PCWorld, Dynamic Details or Flextronics. Also, key components that we use in our products may, from time to time, only be available from single sources with which we do not have long-term contracts. In particular, QLogic Corporation is currently the sole supplier of certain components in certain of our host bus adapters. The components we use for our products are based on an emerging technology and may not be available with the performance characteristics or in the quantities that we require. Accordingly, our major suppliers are not obligated to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. Moreover, any inability to supply products due to a lack of components or to redesign products to incorporate alternative components in a timely manner could materially adversely affect our business, operating results or financial condition. If any of our third-party manufacturers experiences delays, disruptions, capacity constraints or quality control problems in its manufacturing operations, then product shipments to our customers could be delayed, which would negatively impact our net revenues, competitive position and reputation.

Our business would be harmed if we fail to effectively manage the manufacture of our products. Because we place orders with our suppliers and manufacturers based on our forecasts of expected demand for our products, if we inaccurately forecast demand, we may be unable to obtain adequate manufacturing capacity or adequate quantities of components to meet our customers' delivery requirements, or we may accumulate excess inventories.

We may in the future need to find new suppliers and contract manufacturers in order to increase our volumes or to reduce our costs. We may not be able to find suppliers or contract manufacturers that meet our needs, and even if we do, qualifying a new contract manufacturer and commencing volume production is expensive and time consuming. If we are required or elect to change suppliers or contract manufacturers, we may lose revenues, and our customer relationships may suffer.

Our products are complex and may contain undetected software or hardware errors or may fail to achieve interoperability standards that could lead to an increase in our costs, reduce our net revenues, or damage our reputation

In order to satisfy our customers, the solutions that we design require several different products to work together in a seamless fashion. Our solutions may fail to achieve various interoperability standards necessary to satisfy our customers. Moreover, products as complex as ours frequently contain undetected software or hardware errors when first introduced or as new versions are released. We have from time to time found errors in existing products, and we may from time to time find errors in our existing, new or enhanced products. Generally, we provide our customers with a one year warranty covering our products. Therefore, failure to achieve interoperability among products or the occurrence of hardware or software errors in various products could adversely affect sales of our customer solutions and products, cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts, cause significant customer relations problems and could result in product returns and loss of revenue.

Steps taken to protect our intellectual property may not be adequate to protect our business

We primarily rely on unpatented trade secrets to protect our proprietary rights. We seek to protect these secrets, in part, through confidentiality agreements with employees, consultants, and our customers and potential customers. If these agreements are breached, or if our trade secrets become known to, or are independently developed by competitors, we may not have adequate remedies for such breach. We cannot be certain that the steps we take to protect our intellectual property will adequately protect our proprietary rights, that others will not independently develop or otherwise acquire equivalent or superior technology or that we can maintain such technology as trade secrets. In addition, the laws of some of the countries in which our products are or may be developed, manufactured or sold may not protect our products and intellectual property rights to the same extent as the laws of the United States, or at all. Our failure to protect our intellectual property rights could have a material adverse effect on our business, operating results or financial condition.

We may become involved in costly and lengthy patent infringement or intellectual property litigation that could seriously harm our business

We may receive communications from third parties alleging infringement of patents or other intellectual property rights, and there is the chance that third parties may assert infringement claims against us. Any such claims, with or without merit, could result in costly and time-consuming litigation or cause product shipment delays that would adversely affect our business, financial condition or operating results. It is possible that holders of patents or other intellectual property rights may assert rights that apply broadly to our industry, and that such patent or other intellectual property rights, if valid, may apply to our products or technology. These or other claims may require us to stop using the challenged intellectual property or to enter into royalty or licensing agreements. We cannot be certain that the necessary licenses will be available or that they can be obtained on commercially reasonable terms. Our business, operating results or financial condition could be materially adversely affected if we were to fail to obtain such royalty or licensing agreements in a timely manner or on reasonable terms.

Failure to comply with governmental regulations by our OEM customers or us could reduce our sales or require design modifications

Our products are subject to U.S. Department of Commerce and Federal Communications Commission regulations as well as various standards established by various state, local and foreign authorities. Failure to comply with existing or evolving U.S. or foreign governmental regulation or to obtain timely domestic foreign regulatory approvals or certificates, could materially harm our business by reducing our sales or requiring design modifications to our products or the products of OEM customers. U.S. export laws also prohibit the export of our products to a number of countries deemed by the United States to be hostile. These restrictions may make foreign competitors facing less stringent controls on their products more competitive in the global market than we or our customers are. The U.S. government may not approve future export license requests. In addition, the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, could be revised.

Our quarterly operating results are volatile and may cause our stock price to fluctuate

Our revenues and operating results have varied on a quarterly basis in the past and are likely to vary significantly from quarter to quarter in the future. The variations in our revenues and operating results are due to a number of factors, many of which are outside of our control, including among others:

Changes in our operating expenses;
Our ability to develop and market new products;

The ability of our contract manufacturers and suppliers to produce and supply our products in a timely manner;
The market acceptance of new fibre channel products;
The timing of the introduction or enhancement of products by us, OEM and distribution channel customers, and competitors;
The level of product and price competition;
Our ability to expand our relationship with OEMs, distribution channel and end user customers;
Activities of and acquisitions by our competitors;
Changes in technology, industry standards or consumer preferences; Changes in the mix of products sold, as our fibre channel connectivity products typically have higher margins than our disk array products; Personnel changes;
Changes in customer budgeting cycles; and General economic conditions.

Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance. It is possible that in some future periods our operating results will be below the expectations of public market analysts and investors. In this event, the price of our common stock will likely decline.

We generally do not have a significant backlog of unfilled orders. As a result, our revenues in a given quarter depend substantially on orders booked in that quarter. A decrease in the number of orders we receive is likely to adversely and disproportionately affect our quarterly operating results. Moreover, a substantial portion of our sales of disk array products involve large commitments by customers and the timing or occurrence of one or more of these sales would have a significant impact on quarterly revenue and operating results. Our expense levels are partially based on our expectations of future sales. Therefore, our expenses may be disproportionately large as compared to sales in a quarter with reduced orders. As a result, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any shortfall in sales in relation to our quarterly expectations or any delay of customer orders would likely have an immediate and adverse impact on our business, quarterly operating results and financial condition.

            Risks Related to the Securities Markets

We may need additional capital and additional financing may not be available

We currently anticipate that our available cash resources combined with the maximum drawdown under the common stock purchase agreement with Thumberland Limited will be sufficient to meet our anticipated working capital and capital expenditure requirements through at least the next 24 months. However, if our stock price and trading volume stay at current levels, we will not be able to draw down all $10 million under the common stock purchase agreement and our available cash resources will meet our requirements for only the next 18 months. The time period for which we believe our capital is sufficient is an estimate; the actual time period may differ materially as a result of a number of factors, risks and uncertainties which are described herein. In addition, business and economic conditions may not make it feasible to draw down under the common stock purchase agreement at every opportunity, and drawdowns are available only every 22 trading days. Without additional capital, we may be unable to fund expansion, to develop new products and services and to enhance existing products and services to respond to competitive pressures, or to acquire complementary businesses or technologies.

Until February 9, 2001 our placement agent agreement with Sovereign
Capital gives Sovereign Capital a right of first refusal to act as placement agent for any of our equity financings in which we offer to sell shares of our capital stock, or other securities convertible into or exchangeable or exercisable for shares of our capital stock, at a price of less than $3.79 per share. Sovereign Capital has waived its right of first refusal with respect to the Thumberland financing. However, our engagement with Thumberland restricts us from raising investment capital during the term of the common stock purchase agreement except through the common stock purchase agreement. If we need capital but are unable to drawdown under the common stock purchase agreement for any reason, we will need to separately negotiate with Thumberland to lift those restrictions so we can obtain the capital from other sources. Our common stock purchase agreement with Thumberland provides that if we sell our securities for cash at a discount to the market price for 18 months from the effective date of the registration statement of which this prospectus is a part, then we must pay Thumberland $100,000 as liquidated damages before we may drawdown additional funds under the equity drawdown facility.

Even if Sovereign Capital and Thumberland agree to permit us to raise additional capital, we may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available or are not available on terms favorable to us, we will not be able to effectively execute our business plan and we may not be able to continue as a going concern.
The issuance of shares to Thumberland and the Sovereign Lenders may cause significant dilution in the value of our common stock.

	The issuance of shares of our common stock to Thumberland will dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock. As of August 31, 2000, we had 10,137,596 shares of common stock reserved for possible future issuances upon, among other things, draws under equity drawdown facility with Thumberland, the conversion of Series 1 bridge financing notes held by the Sovereign Lenders and the exercise of outstanding options and warrants.

	Under the common stock purchase agreement with Thumberland, the amount of common stock issued to Thumberland is based on a formula that is directly related to the market price and trading volume of our common stock just prior to the time of draw down under the equity drawdown facility. The issuance of some or all of the shares of common stock under this common stock purchase agreement could result in dilution of the per share value of our common stock held by current stockholders. The lower the average trading price of our common stock and our trading volume at the time of the draw down, the greater the number of shares of common stock that will be issued. This causes a substantial risk of dilution. The perceived risk of dilution may cause Thumberland as well as other stockholders to sell their shares, which would contribute to the downward movement in the stock price of our common stock.

	We may seek additional financing, which would result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Additional issuances of capital stock would result in a reduction of current shareholders' percentage interest in Cambex. If the exercise price of any outstanding options or warrants is lower than the price per share of common stock at the time of the exercise, then the price per share of common stock may decrease because the number of shares of common stock outstanding would increase without a corresponding increase in the dollar amount assigned to stockholders' equity. For example, if the Sovereign Lenders become eligible to exercise the repricing warrants, which have an exercise price of $0.10 per share, the shares of common stock issued would have a significant dilutive effect on stockholders' equity

The addition of a substantial number of shares of common stock into the market or by the registration of any other of our securities under the Securities Act may significantly and negatively affect the prevailing market price for our common stock. Furthermore, future sales of shares of common stock issuable upon the exercise of outstanding options and warrants may have a depressive effect on the market price of the common stock, as these warrants and options would be more likely to be exercised at a time when the price of the common stock is in excess of the applicable exercise price.
Sales of our common stock in the public market by the selling securityholders could cause our stock price to decline

The shares of our common stock that we are registering in this offering will be able to be sold in the public market upon the effectiveness of this registration. The Sovereign Lenders hold securities which may be exercisable for and convertible into approximately 19.6% of our outstanding capital stock at August 31, 2000. Moreover, Thumberland and Ladenburg Thalmann could purchase and resell up to approximately 30.7% of our outstanding capital stock at August 31, 2000 during the 18 months following the effectiveness of the registration statement of which this prospectus is a part. Sales of a substantial number of shares of our common stock could cause our stock price to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

Our stock price is volatile and may drop unexpectedly

The stock market in general, and the stock prices of technology-based companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of any specific public company. Changes in general economic conditions or developments in the data storage, Internet, and personal computer and workstation markets that affect investor confidence could have a dramatic impact on the market price of our common stock. Also, changes in estimates of our earnings as well as any of the factors described in the "Risk Factors" section of this prospectus could have a significant impact on the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may be a target of such litigation in the future. If we become the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources and could seriously harm our business, financial condition and results of operations.

We may engage in future acquisitions that dilute our stockholders' equity and cause us to incur debt or assume contingent liabilities

Although we have no current plans to pursue any acquisition in the near future, we may pursue acquisitions that could provide new technologies or products. Future acquisitions may involve the use of significant amounts of cash, potentially dilutive issuances of equity or equity-linked securities, the incurrence of debt, or amortization expenses related to goodwill and other intangible assets.

In addition, acquisitions involve numerous risks, including:

difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;
the diversion of management's attention from other business concerns; risks of entering markets in which we have no or limited prior experience; and the potential loss of key employees of the acquired company.

In the event that such an acquisition does occur and we are unable to successfully integrate businesses, products, technologies or personnel that we acquire, our business, operating results or financial condition could be materially adversely affected.

We do not plan to pay cash dividends on our common stock

	We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the growth and expansion of our business and for general corporate purposes.

             SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make many statements in this prospectus under the captions "Summary Information," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere that are forward-looking and are not based on historical facts. These statements relate to our future plans, projections, objectives, expectations, assumptions, beliefs and intentions. In some cases you can identify these statements by the use of words such as "anticipate," "assume," "believe," "could," "estimates," "expect," "intend," "may," "plan," "project,"
"should" and other similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties. Our and our industry's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we discuss in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus, and we caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. The forward-looking statements made in this prospectus relate only to events and assumptions as of the date on which the statements are made. Moreover, neither we or any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.

                        USE OF PROCEEDS

We will not receive any of the proceeds from sales of common stock by any of the selling securityholders. However, we will receive the sale price of any common stock we sell to Thumberland under the common stock purchase agreement described in this prospectus and upon the exercise of warrants held by selling securityholders that pay the exercise price in cash. Depending upon the market value of shares of our common stock, we may use the proceeds of any such sales for the repayment of debt and if not, then for working capital and other general corporate purposes.

                             CAPITALIZATION

The following table shows our actual capitalization as of July 1, 2000 and our pro forma capitalization adjusted to reflect:

 the conversion of the series 1 bridge notes;
	Thumberland drawdown of $5,755,050 in accordance with the example using our common stock price and trading volume at May 31, 2000 on page 7; and
	exercise of all outstanding warrants being registered, excluding the repricing warrants issued to the Sovereign Lenders;

for the acquisition of an aggregate of 3,756,417 of shares common stock and the receipt by us of an aggregate $9,650,752 of proceeds.

You should read the following table with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto and the description of the equity drawdown facility under "Thumberland Common Stock Purchase Agreement."

                                                	As of July 1, 2000
                                                	Actual       Pro forma

Long-term obligations	                         $1,273,730	   $1,273,730
Stockholders' Equity:
	Preferred Stock, par value $1.00 per share;
	3,000,000 shares authorized; no shares
   issued and outstanding, actual; no shares
   issued and outstanding, pro forma
	Common stock, $0.10 par value; 25,000,000
   shares authorized 11,269,615 shares issued
   actual;15,026,032 shares issued pro forma	 $ 1,126,962     1,502,603
Capital in excess of par value	                15,984,266	   25,259,377
Accumulated other comprehensive income	           101,989	      101,989
Retained earnings (deficit)	                  (22,938,862)	 (22,938,862)
Less Cost of 1,537,980  shares held in treasury	 (876,966)	    (876,966)

Total stockholders' equity	                    (6,602,611)	   3,048,141

Total capitalization	                          (5,328,881)	   4,321,871


The outstanding share information and amounts shown in the table above excludes the effect of the following:

Shares of common stock that are issuable upon the exercise of options that remain outstanding under our former 1987 Stock Option Plan and our former 1997 Combination Stock Option Plan and shares of common stock issuable under our Year 2000 Equity Incentive Plan and that are issuable to the members of our board of directors in lieu of cash compensation;

Shares of common stock issuable upon the conversion of 10% Subordinated Convertible Promissory Notes and our Loan and Security Agreements and upon the exercise of warrants issued to the holders of those notes; and

Shares of common stock issuable upon the exercise of the repricing warrants that are attached to the series 1 bridge financing notes issued to the Sovereign Lenders.


                 MARKET FOR OUR COMMON STOCK

Our common stock was listed on Nasdaq from 1972 until 1986. From 1986 through November 1989, our common stock was listed for quotation by the National Quotation Bureau "pink sheets". From November 1989 until July 1997 our common stock was relisted on Nasdaq. Since July 1997, our common stock has been listed for quotation on the OTC Bulletin Board under the symbol "CBEX". However, the market for such shares is limited. No assurance can be given that a trading market for our common stock will be sustained.
The following table sets forth the range of the high and low closing bid prices of our common stock during each of the calendar quarters identified below. These bid prices were obtained from The OTC Bulletin Board or from the National Quotation Bureau, Inc., and do not necessarily reflect actual transactions, retail markups, mark downs or commissions. The transactions include inter-dealer transactions.

                                         	High	     Low

1998
	1st Quarter                     		       $0.34	  $0.28
	2nd Quarter                      	        0.71 	  0.28
	3rd Quarter                     		        0.52 	  0.28
	4th Quarter                     		        0.35	   0.15

1999
	1st Quarter                     		        0.33 	  0.16
	2nd Quarter                     		        1.03	   0.20
	3rd Quarter                     		        3.13	   0.69
	4th Quarter                     		        4.50	   1.50

2000
	1st Quarter		                             9.25    3.00
	2nd Quarter		                             5.75	   1.56

	3rd Quarter (through September 28, 2000)		2.96 	  1.50

The last reported sale price of our common stock on August 31, 2000 was $2.50 per share. On that date, there were approximately 523 holders of record of our common stock.


                          DIVIDEND POLICY

We have never paid cash dividends on our common stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not anticipate that we will pay cash dividends in the foreseeable future. Our future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

The series 1 bridge note purchase agreement with the Sovereign Lenders provides that we may not pay dividends in cash or otherwise as long as any of the series 1 bridge notes remain outstanding. With the consent of the Sovereign Lenders and as long as we are not in default, we may pay dividends to preferred shareholders in accordance with our articles of organization and we pay repurchase shares of our common stock issued upon the exercise of options granted under our stock option plans.

                              BUSINESS

                        Summary of Business

We are a designer and supplier of fibre channel hardware and software products used to build storage area networks (SANs). SANs enhance and simplify the centralized management and sharing of storage resources while providing improved availability, scalability, performance, and disaster recovery. SANs have been enabled by the emergence of fibre channel, a new generation of server to storage communications technology. We develop and offer fibre channel host bus adapters and hubs, high availability software, fibre channel RAID disk arrays and management software for the deployment of SAN solutions utilizing hardware and software supplied by many different vendors. We supplement our own fibre channel product offerings by reselling fibre channel SAN hardware and software solutions from leading manufacturers. We also offer SAN design, integration, and implementation services to value-added resellers
(VARs) and end-users.

	We were organized as a corporation under the Massachusetts Business Corporation Law on September 5, 1968. Our principal executive offices are located at 360 Second Avenue, Waltham, Massachusetts. Prior to 1997, most of our revenue came from selling computer memory products to customers using mainframe computers primarily manufactured by International Business Machines Corporation. In October 1997 we voluntarily filed for protection under chapter 11 of the federal bankruptcy laws. In April 1998 we emerged from bankruptcy protection. We are continuing to fulfill our obligations under our reorganization plan adopted in April 1998.

Our fibre channel development efforts began in 1997, and in 1998 we began to ship our Centurion brand of fibre channel disk arrays utilizing a redundant array of inexpensive disk, or RAID, technology. We began shipping our FibreQuik brand of fibre channel host bus adapters in 1999 and our FibreQuik brand of fibre channel hubs in 2000. We recently announced the introduction of the Centurion 2000 FF RAID disk storage array, our fifth generation disk array, which utilizes full-fibre channel technology. The Centurion 2000 FF delivers excellent price/performance for deploying workgroup and enterprise level SANs.

We offer fibre channel connectivity products consisting of host bus adapters and hubs for the SAN market. A host bus adapter provides fibre channel connectivity between a computer workstation or server and a SAN. Our host bus adapters can be used both with the Micro Channel interface developed by IBM and the peripheral component interconnect, or PCI, interface. Our host bus adapters are deployable across a wide variety of network configurations and operating systems. Our proprietary driver software incorporates features that enhance and simplify SAN device integration and provide high availability. We work closely with some of our customers to tailor our products to their specific requirements by making software driver modifications to optimize performance with our customers' products. Our fibre channel hubs enable users to create star topology fibre channel SANs which greatly simplifies cabling and allows servers and storage to be non-disruptively added or removed from the SAN. Our hub is developed using digital circuitry providing cleaner fibre channel signals thus allowing longer cabling distances.

We offer fibre channel RAID disk arrays that allow users to store large amounts of online information with increased data protection, availability and access capabilities. RAID systems allocate data across multiple hard disk drives and allow the server to access these drives simultaneously, thus increasing system storage and input/output performance. RAID algorithms allow lost data on any drive to be recreated, thus ensuring the integrity of RAID-protected data even in the event of a disk drive failure. In addition, our RAID systems incorporate redundant power, cooling and processing components for additional fault tolerance.

We sell our products domestically and internationally through OEM, systems integrator, VAR and end-user channels. Our fibre channel connectivity products are sold primarily through OEM, systems integrator and VAR channels. Our fibre channel disk arrays are sold primarily through VARs and directly to end-users.

                           Industry Background

Growth and Management of Data

In today's information-based economy, a company's information and databases are central to the value of the enterprise. The volume of business-critical data generated, processed, stored and manipulated has grown dramatically over the last decade, and managing the increase in data is one of the most important challenges for organizations. The dramatic increase in stored data is the result of a variety of factors, including:

the development of internet-based business operations and e-commerce; high volume database access and transaction processing;
data warehousing and data mining of large databases;
data replication services;
digital video storage, transmission and editing; and business and scientific computing.

	As a result, enterprises face heightened requirements for data storage solutions that offer:

improved access to shared data;
efficient management of shared data;
disaster tolerance and recovery;
reduced costs of ownership;
increased connectivity capabilities;
higher performance; and
greater reliability.

International Data Corporation, an independent industry research company, projects that the overall storage market will reach $50 billion in 2002.

Today's enterprises generally access, share and manage the rapidly expanding volume of data utilizing two major data communication technologies: local area network and input/output. Local area network technologies enable communications among servers and client computers, while input/output technologies enable communication between servers and their attached high-speed peripherals, such as storage devices. The servers and storage devices in most traditional architectures communicate using an input/output interface protocol known as small computer systems interface, or SCSI. The SCSI protocol is based on the concept of a single server transferring data in a serial manner to a limited number of disk drives. While SCSI has achieved wide acceptance, it has several limitations, such as short transport distance, lack of reliability and support for a limited number of connections, which have restricted the capabilities of traditional network storage architectures.

The traditional storage architectures are commonly referred to as direct attached and network attached storage. In the widely-deployed direct attached architecture, each server is linked to a limited number of storage systems in close proximity using SCSI technologies. In the network attached storage architecture, stored data can be accessed over the local area network because the storage device is connected directly to the local area network by a dedicated storage server. Due to the significant volume of data being stored in today's business environment, both of these architectures have become increasingly costly to maintain and expand.

The traditional architectures can provide acceptable performance in smaller enterprises and even in larger organizations when a single server runs the complete application. Over the past few years, however, the explosive growth of networked computers has led to the distribution of applications over hundreds or even thousands of servers. This trend, in combination with the growth in stored data, has highlighted a number of significant problems for enterprises using the traditional architectures:

Availability: Because access to each storage device is controlled by a single server in traditional architectures, data can become inaccessible if the server goes down. Further, because the server must process all requests for data in the storage device, the traditional model drains server processing power and increases latency for users which results in degraded overall performance.

Performance and Distance: To achieve higher transmission speeds in traditional architectures, the distance between storage devices and servers must be limited to less than 12 meters. This close proximity increases configuration complexity and exposure to data loss in disaster situations.
Scalability: Users want to be able to increase the amount of storage capacity without degrading performance. A business using a traditional architecture will generally increase the number of servers as well as the number of storage devices. Further, these architectures necessitate the replication of data in multiple locations to eliminate bottlenecks, thus increasing the cost of storing data.

Manageability: Businesses that use traditional architectures must rely on network servers to provide performance, configuration, accounting, and fault and security management of the SCSI connection and the stored data. This decentralized management approach increases the costs of operations and limits the ability to improve performance, ensure data security and enable highly available data access.

As a result, the traditional architectures do not adequately support the increasing requirements of today's data-intensive enterprises.

Fibre Channel Technology

In response to the demand for high-speed and high-reliability storage-to-server and server-to-server connectivity, the fibre channel interconnect protocol was developed in the early 1990s and received the American National Standards Institute approval in 1994. Fibre channel is an open, efficient transport system supporting multiple protocols.

Fibre channel technology has the following capabilities:

Performance capability of over four gigabits/second;
Support for distances up to 10 kilometers;
Scalable networks to thousands of devices;
Reliable data transmission;
Interoperability with standard components; and
Ability to carry multiple existing interface data protocols, including Internet Protocol, SCSI and VI.

As a result of its broad range of features, many industry analysts consider fibre channel to be the most reliable, scalable, gigabit communications technology for data storage applications available today. Since its introduction, fibre channel has earned increasing acceptance from industry and independent testing laboratories. Fibre channel technology can be implemented in a wide variety of applications, including computer clustering, networking, digital video transmission and editing and storage access. To date, the most widely accepted and deployed application for fibre channel technology has been in SANs.

Storage Area Networks

A storage area network is a network of servers and data storage devices which interconnects servers and storage devices at gigabit speeds. Fibre channel is the enabling technology that has made implementation of a SAN possible. Businesses are investing in SANs because they have found that establishing a separate network for storage takes data movement off the local area network, thereby freeing up network resources and reducing the impact on network users. SANs provide an open, extensible platform for storage access in data intensive environments like those used for web hosting, online transaction processing and data warehousing. Equally important, SANs can be significantly less expensive to maintain and expand than traditional storage architectures because they enable shared, high-speed access to stored data as well as centralized management. International Data Corporation projects that the SAN market will reach $11 billion by 2003.

SANs provide the following benefits that address the growing challenges facing businesses using data-intensive, mission-critical applications:

Availability: SANs enable businesses to eliminate the bottlenecks inherent in traditional storage architectures and to reduce the dependence on a single server to access each storage device. Because SANs use fibre channel technology and a networked approach, SANs can be designed with multiple fail-overs to provide more reliable connections and thereby assure availability of data in spite of failures of individual links or components of the system.

Performance: By using fibre channel technology, SANs support large data block transfers at gigabit speeds and are therefore very effective for data transfers between storage systems and servers. Fibre channel has demonstrated transmission speeds of up to two gigabits per second and is designed to scale to significantly higher speeds.

Distance: Fibre channel supports a transmission distance of up to 10 kilometers without loss of speed, which simplifies network configuration and significantly reduces susceptibility to environmental disasters.

Scalability: By combining networking models with advanced server performance and mass storage capacity, a SAN eliminates the bandwidth bottlenecks and scalability limitations imposed by traditional storage architectures. The network architecture reduces the need to replicate data because all servers can share access to each storage device.

Manageability: SANs facilitate the use of centralized management software for monitoring and control, allowing administrators to more closely monitor their storage systems.

Flexibility: SANs provide high-speed connectivity for data-intensive applications across multiple operating systems, including UNIX, Linux and Windows NT. SANs can be configured in multiple topologies, and the various topologies contribute to the flexibility of the SAN to solve storage management issues by offering enterprises alternatives in cost and scale.

Components of a SAN

Virtually all SANs use several basic components to make up the network, including the following:

servers and workstations;
fibre channel host bus adapters;
fibre channel hubs and/or switches;
disk and/or tape storage devices;
copper or fiber optic cables; and
management software.

All the components must work together to deliver a functional SAN environment.

Each server connects to a SAN through host bus adapters, which are printed circuit cards that fit in standard sockets on computer motherboards and enable high-speed data transfer. A host bus adapter connects the server to other devices on a SAN via cables. The cables connect the host bus adapter either directly to a fibre channel disk array or tape library or to a hub or a switch. Host bus adapters are typically classified by (a) bus architecture,
(b) computer operating system, and (c) topology. Each host bus adapter is designed to support a particular bus architecture, such as IBM's Micro Channel bus architecture, Sun Microsystems SBus architecture or the Peripheral Component Interconnect, or PCI, bus architecture. Because fibre channel host bus adapter functions are regulated by software, each host bus adapter must include software designed to work with the particular operating system being used by the server/storage solution. These systems typically include all types of UNIX as well as Linux and Windows NT systems. Host bus adapters are therefore designed to work with one or more operating systems and one or more fibre channel topologies.

	Hubs and switches are devices that direct the flow of data from one computing device to another. When connecting multiple servers to one or more storage devices, a hub or switch is used to create a fibre channel network. Hubs and switches simplify cabling and allow the non-disruptive addition or removal of servers or storage devices from the storage area network. There are two main industry standards for the fibre channel protocol: fibre channel arbitrated loop (FC-AL) and fibre channel switched fabric (FC-SW), commonly known as "Fabric". Hubs utilize the fibre channel arbitrated loop protocol, whereas switches use the fibre channel switched fabric protocol. Hubs are typically deployed in workgroup or small enterprise environments. A hub based arbitrated loop SAN can scale to 126 devices, but all devices on the arbitrated loop share the fibre channel bandwidth on the loop. On the other hand, switches are used for large SAN deployments, as a fabric network can scale to thousands of devices and each device connected to a switch is provided with dedicated bandwidth when talking to other devices on the fabric even when multiple conversations are occurring simultaneously.

                         The Cambex Solution

We are a developer, manufacturer and reseller of fibre channel hardware and software products that enable users to deploy SANs. We have developed a family of host bus adapters, hubs and software that provide increased bandwidth and availability when deploying mission-critical SANs. Our fibre channel disk arrays allow the storage of large amounts of online data in a high performance, high availability environment. By offering other SAN products (tape storage, switches, software) from leading manufacturers, we are able to deliver a complete and interoperable SAN solution to our customers. As a result of our technology and product offerings, we are able to deliver the following benefits to our customers and end-users:

Interoperability: The most difficult challenge faced in deploying SANs today is to guarantee the interoperability of all the components making up the SAN. Since we offer all the components of the SAN, including host bus adapters, hubs, switches, disk and tape storage, management software as well as SAN design, integration and implementation services we can ensure that the user will receive a fully functional SAN solution.

Availability: Our products are installed in some of the most demanding business environments, and our customers typically have extremely low tolerance for system downtime. Our fibre channel host bus adapters provide very high availability using our proprietary Dynamic Path Failover software. Our fibre channel RAID disk arrays offer fully redundant components with no single point of failure. All components are hot swappable allowing for little or no downtime maintenance. We conduct extensive testing with complex simulations of user configurations to help ensure that our products will not cause any data loss or data interruption.

Performance: Our integrated software and hardware implementations provide high performance SAN solutions. We believe that our products deliver exceptional price/performance, regardless of scale or configuration.

Scalability: Our fibre channel connectivity products and RAID disk arrays easily scale from simple, cost-sensitive SAN configurations to complex, multi-terabyte enterprise solutions. Our products include both workgroup class solutions and enterprise solutions that can support the full range of connectivity enabled by the fibre channel standard.

Manageability: Our software can help eliminate configuration errors, which are a common cause of SAN failure. Our Centurion Storage Manager software provides an easy-to-use graphical user interface for configuring and managing SAN attached storage.

Flexibility: Our products work with all SAN topologies and interoperate with a wide variety of operating systems and computer platforms, including IBM AIX, Sun Solaris, HP-UX, Linux, and Windows NT.

Quality: We design, manufacture and test our products to meet high standards for quality. During the product design process, each component is qualified by testing to provide the necessary performance over ranges of environmental conditions that are more extreme than what our customers will encounter in normal use.

                       The Cambex Strategy

Our objective is to become a leading solution provider for deploying high-speed fibre channel SANs by providing both our internally developed fibre channel connectivity products, high availability software, and disk arrays, as well as the highest quality products available from other fibre channel product and storage vendors. The key elements of our strategy include:

		Focus On Fibre Channel Connectivity And Storage.  We plan to base all of our new product development on fibre channel technology. We plan to enhance our presence in the SAN market by focusing all of our resources on developing and supplying superior fibre channel connectivity and storage solutions.  By focusing on the design and development of fibre channel products, we believe that we can enhance our existing products and develop new products for SANs and other applications rapidly and efficiently. We believe that our focus will provide us with a competitive advantage in developing fibre channel products for complementary applications as the markets for such applications develop.

Utilize Multiple Distribution Channels. We are focused on product sales to new customers and on extending our product penetration within our existing distribution channels and end-user customer base. By integrating the highest quality products available from other fibre channel product and storage vendors with our internally developed products, we believe that a customer can obtain the increased benefits of our product breadth and our interoperable, complete SAN solutions. To complement and support our direct and indirect sales efforts, we intend to increase our sales force.

Leverage Fibre Channel Technology. We believe that we compete effectively, in part, because of proprietary software and hardware designs. We intend to continue to invest our engineering resources in software and embedded hardware development in order to develop enhanced technologies that increase the performance and functionality of our products. We believe that product quality is an indispensable condition of competitiveness, and we are focused on continuously improving product quality, delivery, performance and service.

Provide Customer-Driven Product Functionality. We seek to enhance customer satisfaction and build customer loyalty through the quality of our service and support. In addition, we are committed to providing customer-driven product functionality through feedback from key prospects, consultants, and end-user, distribution channel and OEM customers.

Establish And Maintain Strategic Alliances. We intend to work closely with leaders in the storage and computing industries to develop new and enhanced fibre channel products. We believe that establishing strategic relationships with technology partners is essential to facilitate the efficient and reliable integration of our products into SANs.

Promote Our Brands. We plan to continue building awareness of our brands in order to position ourselves as a leading provider of high-performance fibre channel SAN solutions for high-end, enterprise-level business applications. To promote our brand, we plan to increase our investments in a range of marketing programs, including trade show participation, advertising in print publications, direct marketing, public relations and Web-based marketing.

Products

We believe we offer high quality fibre channel products with a superior price/performance profile. Our products include a comprehensive suite of host bus adapters, hubs, disk arrays, and software.

Host Bus Adapters

We design, manufacture and sell a family of fibre channel host bus adapters and related device driver software. A host bus adapter is a printed circuit card that plugs into the motherboard of servers and workstations and enables these devices to connect to other fibre channel devices in a SAN. Communication between the host bus adapter and the operating system is regulated by device driver software that is included with the host bus adapter. Working in conjunction with our device driver software, our host bus adapters can be used with both the Micro Channel and the PCI interface and interoperate with a wide variety of operating systems, making our host bus adapter capabilities one of the broadest currently available. Our software drivers operate under all three fibre channel topologies - switched fabric, arbitrated loop and point-to-point - as well as fibre channel configurations, using switches and hubs. The result is our drivers simplify the installation and ensure interoperability between many types of platforms and servers. We introduced our FibreQuik MC1000 host bus adapter designed for the Micro Channel interface in early 1999 and, to our knowledge, we are currently the only supplier of gigabit speed fibre channel host bus adapters for the Micro Channel bus architecture. In mid-1999, we introduced our FibreQuik PC1000 host bus adapter for the PCI interface.

Hubs

	We design, manufacture and sell an entry-level fibre channel hub targeted at workgroup and small enterprise SAN applications. Our FibreQuik HB2000 provides a cost-effective solution that addresses SAN interconnect requirements, linking servers with storage devices. By enhancing functionality and reducing costs for entry-level SAN products, our hub effectively addresses this segment of the SAN interconnect market. Introduced in 2000, the FibreQuik HB2000 has been tested in a wide range of demanding, mission-critical network environments and is a good option for cost-conscious, entry-level SAN installations. Our hub supports full gigabit data transfer speeds and automatically bypasses failed or unused ports in a SAN. Our Gigabit Interface Converter (GBIC) based design allows customers to add, move or delete storage capacity and Fibre Channel devices on the SAN as needed. The flexible design of our entry-level hub also enables different combinations of copper, short-wave optical, and long-wave optical transceiver types in a single SAN solution.

Disk Arrays

	We sell full fibre channel RAID (redundant array of inexpensive disk) disk arrays that allow users to store large amounts of online information in high availability, high performance environments. The Centurion 2000 FF is our fifth generation disk array and is targeted at enterprises running mission-critical Internet, e-commerce, on-line transaction processing, data warehousing, and multimedia applications. The Centurion 2000 FF is ideal for deploying heterogeneous SANs in IBM, Sun, HP, Windows, and Linux environments. A fully redundant architecture ensures no single point of failure - redundant components include RAID controllers, power supplies, fans, AC power cords, Fibre I/O modules and global hot spares. All critical system components are hot swappable allowing for little or no downtime maintenance. Centurion's building block modularity allows users to start with configurations as small as 18 gigabytes, but with the ability to scale up to 25 terabytes behind a pair of RAID controllers. Centurion Storage Manager, an intuitive graphical user interface-based software management and configuration application, allows for single seat management of Centurion 2000 FF arrays both locally and remotely. Users can monitor the status of system components, gather performance statistics, and dynamically reallocate storage to specific clients on the SAN.

Software

We develop and sell software designed to provide very high availability for enterprise level, mission-critical SAN deployments. Our Dynamic Path Failover (DPF) software, used with our FibreQuik host bus adapters, provides full data path redundancy for superior data availability, delivers dynamic and static load balancing capabilities, and operates in active-active mode to deliver up to twice the performance when accessing storage in a

SAN environment. The software is deployed with two FibreQuik host bus adapters in each server that is connected to the SAN. The SAN is constructed to have redundant fibre channel data paths from each server to the storage resources on the SAN. DPF software intelligently monitors the end-to-end integrity of each fibre channel data path and automatically detects a host bus adapter, cable, hub, switch, or RAID controller failure. Upon detection of a path failure, DPF dynamically remaps the storage on the failed path to the active data path. When the network failure is corrected, DPF dynamically remaps the storage to the restored path. The failover/failback sequence is transparent to users and provides very high storage availability. DPF operates in active-active mode which means that both fibre channel data paths from each server can be accessing SAN-attached storage at the same time. This can effectively double throughput to SAN attached storage. Furthermore, DPF's load balancing capability acts as a traffic cop to provide for optimal utilization of active-active fibre channel paths. Load balancing can be done dynamically or the user can statically configure storage to be accessed on a specific path.

SAN Integration Services

	In addition, to selling our internally developed fibre channel connectivity, disk array, and software products, we resell high quality SAN solutions from leading manufacturers of fibre channel switches, tape storage libraries, and management software. This allows us to offer our customer a complete, fully integrated storage area network solution. This service is currently made available, and included in the price of, our SAN products. We expect to offer SAN design and integration services to customers and potential customers on a separate fee for service basis in the future.

Technology

We possess a high level of multi-disciplinary technological expertise, which we utilize in designing our products. This expertise includes fibre channel technology, software design and development, embedded hardware design, system design, and systems integration. We believe that our expertise in these technologies provides us with competitive advantages in time-to-market, price/performance, interoperability and product capabilities.

Our software developers have experience in developing software for fibre channel devices and applications. We have considerable experience in programming to meet the requirements of enterprise level systems running mission-critical applications. Our engineers have experience in developing software for major operating systems, including UNIX variants, Linux, and Windows NT. Our team also possesses expertise in SAN configuration and management as well as graphical user interface software.

We employ computer-aided design tools to engineer and design our printed circuit boards. Our system design team has expertise in the containment of high-frequency electromagnetic interference, which is inherent in high-speed networking devices. We have expertise in chassis design, including design for manufacturability, testability, usability, reliability and low cost.

At our principal offices in Waltham, Massachusetts, we have established a systems integration lab to provide comprehensive functional and system level integration/interoperability testing between our fibre channel host bus adapters, hubs, disk arrays, and software with various computer platforms and fibre channel systems. To facilitate expanded market penetration of our products and technology, our integration test methodologies and software are continually evolving. Integration testing at our lab combines our products with various fibre channel SAN components to simulate the most commonly used functional configurations defined by our reseller partners. The overall goal is to ensure enterprise class performance and interoperability in real world SAN deployments.

                             Customers

We sell our products to OEMs, resellers and directly to end-users. Our
OEM and reseller customers include Compaq, StorageTek, FDC Technologies, and EDS. Over the past two years, our end-user customers of our products and services have included BASF, Mobil EDS, Lockheed Martin and MCI/Worldcom.

In the year ended December 31, 1999, our top five customers accounted for approximately 40% of our total net revenues, and, in the year ended December 31, 1998, our top five customers accounted for approximately 29% of our total net revenues.

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

                        Customer Service and Support

We offer customer service and support programs that include telephone and on-site support 24 hours a day, seven days a week. In addition, we have designed our products to allow easy diagnostics and administration. We employ systems engineers for pre- and post-sales support and technical support engineers for field support. In order to support our customer service program, we entered into an agreement with IBM Global Services whereby IBM will provide support for our products at end-user customer locations.

                         Sales and Marketing

We sell domestically and internationally to OEMs, systems integrators, and VARs as well as directly to end users in the United States. We target OEMs, systems integrators, and VARs who resell our products as a part of complete SAN solutions to end-users. Our sales and marketing strategy will continue to focus on the development of the fibre channel market through these relationships. We also sell complete fibre channel SAN solutions to certain targeted end-users through a small direct sales force.

Our marketing efforts are focused on increasing awareness of our fibre channel products and being able to deliver complete SAN solutions, promoting SAN-based solutions, and advocating industry-wide standards and interoperability. Key components of our marketing efforts include:

extending our partnerships with leading manufacturers of fibre channel connectivity, tape storage, and SAN management software products allowing us to offer a complete SAN solution;
continuing our participation in industry associations and standards committees to promote and further enhance fibre channel technology and increase our visibility as industry experts; and participating in major trade show events and SAN conferences to promote our products and to continue our efforts to educate potential customers on the value of SANs.

OEMs

OEMs can exercise significant influence in the early development of our market because they utilize products to deliver to end users complete, factory-configured solutions that are installed and field-serviced by the OEMs' technical support organizations. We intend to continue our efforts to develop relationships with leading OEM customers to introduce new products. We believe that OEMs will continue to provide critical input as we develop our next generation of products.

Reseller Customers

As the markets for fibre channel products and SAN solutions evolve, and as end-user awareness of the benefits of fibre channel increases, we believe an increasing volume of sales will occur through reseller channels. We believe that as the market for fibre channel matures, we will be able to leverage sales through distributors, systems integrators, and value-added resellers and that such sales will represent an increasing percentage of our total net revenues. As this market continues to develop, we plan to establish additional relationships with select domestic and international resellers to reach additional markets and increase our geographic coverage.

                  Manufacturing, Test and Assembly

We outsource the majority of our manufacturing, and we conduct quality assurance, manufacturing, engineering, documentation control and certain finish assembly and test operations at our headquarter facility in Waltham, Massachusetts. This approach enables us to reduce fixed costs and to provide flexibility in meeting market demands.

Except for the QLogic Corporation hardware we utilize in our host bus adapters, we believe most component parts used in our products are standard off-the-shelf items, which are, or can be, purchased from two or more sources. We select suppliers on the basis of technology, manufacturing capacity, quality and cost. Our reliance on third-party suppliers and manufacturers involves risks, including possible limitations on availability of products due to market abnormalities, unavailability of, or delays in obtaining access to, certain product technologies and the absence of complete control over delivery schedules, manufacturing yields, and total production costs. The inability of our suppliers and third party manufacturers to deliver products of acceptable quality and in a timely manner or our inability to procure adequate supplies of our products could have a material adverse effect on our business, financial condition or operating results.

                          Research and Development

Our success will depend to a substantial degree upon our ability to develop and introduce in a timely fashion new products and enhancements to our existing products that meet changing customer requirements and emerging industry standards. We have made, and plan to continue to make, expenditures for research and development and to participate in the development of industry standards. However, because our net revenues declined in each of the five most recently completed fiscal years, our expenditures for research and development have also declined. Over the last three fiscal years, our research and development expenses were approximately $1.1 million in 1999, compared to $1.4 million in 1998 and $2.3 million in 1997.

Because the amount of resources available for research and development are limited, we have made the decision to devote all research and development expenditures on fibre channel connectivity products, related software drivers, and on high availability software applications for the SAN market. Before a new product is developed, our research and development engineers work with marketing managers and customers to develop a comprehensive requirements specification. After the product is designed and commercially released, our engineers continue to work with customers on early design-in efforts to understand requirements for future generations and upgrades.

Research and development expenses primarily consist of salaries and related costs of employees engaged in ongoing research, design and development activities and subcontracting costs. We are seeking to hire additional skilled development engineers. Our business, operating results and financial condition could be adversely affected if we encounter delays in hiring additional engineers.

                                Competition

The markets in which we compete are intensely competitive and are characterized by frequent new product introductions, changing customer preferences and evolving technology and industry standards. Our competitors continue to introduce products with improved price/performance characteristics, and we will have to do the same to remain competitive. Increased competition could result in significant price competition, reduced revenues, lower profit margins or loss of market share, any of which would have a material adverse effect on our business, operating results and financial condition.

		Our principal competitors in the fibre channel connectivity product market include Emulex Corporation, QLogic Corporation, JNI Corporation,
Hewlett-Packard Corporation, Agilent Corporation, Vixel Corporation, and
Gadzoox Networks, Inc. Our primary competitors in the disk array market include International Business Machines Corporation, EMC Corporation and Sun
Microsystems.

Our principal competitors in the host bus adapter market include Emulex, QLogic, JNI and Agilent. Our products may also compete at the end-user level with other technology alternatives, such as SCSI, which are available from companies such as Adaptec, LSI Logic and QLogic as well as a number of other companies. In the future, other technologies may evolve to address the applications served by fibre channel today, and because we focus on fibre channel, our business would suffer as a result of competition from such competing technologies.

Some of our OEM and reseller customers could develop products internally that would replace our products. The loss of opportunities to sell our products to any such OEM and reseller customers, in addition to the increased competition presented by these customers, could have a material adverse effect on our business, operating results and financial condition.

We believe that the principal bases of fibre channel product competition presently include interoperability, reliability, scalability, connectivity, performance and customization. We believe that other competitive factors include pricing and technical support. We believe that we compete favorably with respect to each of these factors.

                     Intellectual Property

The intellectual property rights we have in our technology, which generally consist of system designs, software and know-how associated with our product portfolio, principally arise from our own internal development efforts. We attempt to protect our technology through a combination of unpatented trade secrets, trademarks and contractual obligations. Our software products are protected by copyright laws. We cannot assure you that our intellectual property protection measures will be sufficient to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. Our failure to protect our proprietary information could have a material adverse effect on our business, financial condition or operating results.

We may need to initiate litigation in the future to enforce our intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of our resources and could materially harm our business. In the future, we may receive notice of infringement claims of other parties' proprietary rights. Infringement or other claims could be asserted or prosecuted against us in the future, and it is possible that such assertions or prosecutions could harm our business. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause delays in the development and release of our products, or require us to develop non-infringing technology or enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to us, or at all. For these reasons, infringement claims could materially harm our business.

                             Employees

At September 1, 2000, we had 27 full-time employees. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

                          Legal Proceedings

There are no material legal proceedings pending against us.

                       Description of Property

We currently lease approximately 68,000 square feet in an office facility in Waltham, Massachusetts pursuant to a lease that expires on May 31, 2003. Rent for the 68,000 square feet is approximately $381,924 per year. We have leased this space since 1978. Of the 68,000 square feet leased, approximately 42,000 square feet of this space is subleased to unrelated parties for a term ending May 31, 2003.

We also own 12.4 acres of land in Poughkeepsie, New York. This land is vacant and not subject to a mortgage.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. Please refer to "Special Note Regarding Forward-Looking Statements" for additional information.

Comparison of the three months ended July 1, 2000 and the three months ended July 3, 1999.

Our revenues were $402,000 for the quarter ended July 1, 2000 and $613,000 for the quarter ended July 3, 1999. Revenues for the three months ended July 1, 2000 decreased 34% compared to revenues for the same three months in the prior year due to decreased disk array product sales and related service revenues, which was partially offset by growth in sales of our fibre channel connectivity products. The decrease in revenues from sales of our disk array products and related services was partly due to transitioning our line of storage products from traditional SCSI-based disk arrays to full fibre channel disk arrays. We also experience large fluctuations in quarter to quarter revenues because our revenue base is small and revenue from a disk array sale to a single customer is usually large, with a long sales cycle. Therefore, a delay of any given disk array sale from one quarter to the next quarter can have a significant impact on revenues from quarter to quarter.

Gross profit rate was 51% of sales for the three months ended July 1, 2000, compared to 60% of sales for the three months ended July 3, 1999. This decrease in our gross profit rate was the result of the greater relative amount of fixed manufacturing costs in relation to revenues in the second quarter of this year as compared to the second quarter of fiscal 1999.

Operating expenses for the three months ended July 1, 2000 increased by 14% in comparison to operating expenses for the comparable three months of the prior year. In order to remain competitive, we continue to expend significant amounts for research and development for new product development and the enhancement of existing fibre channel connectivity products. Selling expenses for the three months ended July 1, 2000 increased by 69% compared to the amount of these expenses in the second quarter of fiscal 1999. We continued to expend increased resources to build our sales and marketing organization and reseller channels.

Interest expense increased by 234% for the three months ended July 1, 2000 compared to the three months ended July 3, 1999. This increase in interest expense was primarily due to funds borrowed for working capital following the end of the second quarter of 1999. We borrowed $110,000 in exchange for, among other things, our issuance of 10% subordinated convertible promissory notes from July 4, 1999 through August 18, 1999. We borrowed $550,000 in November 1999 in exchange for, among other things, our issuance of 12% promissory notes due November 2000. We also borrowed $2,000,000 in January and February 2000 from the Sovereign Lenders in exchange for, among other things, our issuance of series 1 bridge financing notes that bear interest at the rate of 8% per annum until maturity.

Extraordinary income for the second quarter of fiscal 1999 was recorded as a result of some of our creditors agreeing to accept partial cash payments in full satisfaction or liabilities owed to those creditors. These partial cash payments were made primarily to pre-bankruptcy creditors.

Total comprehensive net loss for the second quarter of fiscal 2000 was $638,000, or $0.07 per share, as compared with total comprehensive income of $167,000, or $0.02 per share, for the second quarter of fiscal 1999.

Comparison of fiscal years 1999 and 1998

Our revenues were $3,402,000 and $3,749,000 in 1999 and 1998, respectively. The increase in revenues for fibre channel connectivity products in 1999 was completely offset by a decrease in service revenues from memory products customers.

Cost of sales as a percentage of revenues was 42% and 79% in 1999 and 1998, respectively. The improved gross profit was due to a change in the mix of products sold to customers and a reduction in our fixed manufacturing costs.

Our operating expenses for 1999 decreased by 27% in comparison to operating expenses for 1998. Research and development expenses represented 32% of sales, or $1,097,000, in 1999 and 37% of sales, or $1,379,000, in 1998. Sales and general and administrative expenses were $1,386,000 and $2,002,000 in 1999 and 1998, respectively. The reduction in operating expenses is due principally to the cost savings achieved from putting in place additional expense controls.

Interest expense increased by 148% in 1999 compared to 1998 primarily because of funds borrowed for working capital. In addition to the $760,000 borrowed in 1999 described above, on June 1, 1998 we borrowed $1,060,000 in exchange for, among other things, our issuance of 10% subordinated convertible promissory notes. In November 1998 we entered into a loan and security agreement with B.A. Associates, Inc. under which we may borrow up to $650,000 on a revolving basis. Interest accrues at the rate of 12% per annum on amounts outstanding under this revolving credit facility. Interest accrued on amounts outstanding from time to time under this revolving credit facility were $44,000 and $3,000 in 1999 and 1998, respectively.

Interest income decreased by 89% in 1999 compared to 1998. We recognized $405 and $3,641 in 1999 and 1998, respectively from certain equipment leases that qualify as sales type leases. These leases ended in the second quarter of 1999 and we do not currently have any sales type leases.

Extraordinary income items for 1999 were recorded as a result of some of our creditors agreeing to accept partial cash payments in full satisfaction of liabilities owed to these creditors. These partial cash payments were made primarily to pre-bankruptcy creditors. Other expenses in 1998 were primarily legal and professional fees related to our 1998 bankruptcy reorganization proceeding.

	Total comprehensive income for fiscal 1999 was $110,000, or $0.01 per share, as compared with a total comprehensive loss of $2,746,000, or $0.30 per share, for fiscal 1998.

Comparison of fiscal years 1998 and 1997

Our revenues were $3,749,000 and $10,066,000 in 1998 and 1997, respectively. The revenues for mainframe storage and client/server products declined significantly in 1998 compared to revenues from mainframe storage and client/server products in 1997.

Cost of sales as a percentage of revenues was 79% and 94% in 1998 and 1997, respectively. Inventory write-downs in 1997 were approximately $2,700,000. Their effect on the cost of sales percentage was 28% in 1997.

Operating expenses for 1998 decreased by 50% in comparison to operating expenses for 1997. Research and development expenses represented 37% of sales, or $1,379,000, in 1998 and 23% of sales, or $2,322,000, in 1997. Sales and general and administrative expenses were $2,002,000 and $4,489,000 in 1998 and 1997, respectively. The reduction in operating expenses was due principally to the cost savings achieved from outsourcing and putting in place additional expense controls.

Interest income decreased by 79% in 1998 compared to 1997. We recognized $3,641 and $17,674 in 1998 and 1997, respectively from certain equipment leases that qualify as sales type leases. There was a substantial reduction in the recording of sales type leases in 1998 compared to 1997.

	Total comprehensive loss for fiscal 1998 was $2,746,000, or $0.30 per share, as compared with a total comprehensive loss of $6,720,000, or $0.74 per share, for fiscal 1997.

Inflation

We did not experience any material adverse effects in 1997, 1998, 1999 or in the first two quarters of 2000 due to general inflation.

Liquidity and Capital Resources

As discussed more fully in Note 1 to our consolidated financial statements, we have suffered substantial recurring losses from operations for the last five consecutive years. Consequently, our ability to continue as a going concern, is dependent upon several factors, including our ability to raise additional capital and the assumption that certain of our creditors will accept shares of our common stock instead of cash in satisfaction of our obligations.

Management has taken corrective actions to reduce expenses through consolidation of the workforce and outsourcing certain operations. Management has also been active in establishing new strategic alliances that it believes will result in increases in revenues in the future through the sale of a greater volume of products. We cannot give any assurances that the actions taken to date will increase revenues or continue to reduce operating losses.

Requirements

Depending upon the market value of shares of our common stock, any additional financing that we obtain through the sale of common stock to Thumberland Limited under the common stock purchase agreement or cash that we may receive from the exercise of outstanding warrants may be used to repay and prepay debt and for working capital purposes to fund our continuing operations including research and development and sales and marketing expenses.

Resources

Our cash and marketable securities were $571,000, $367,000 and $211,000 at July 1, 2000, December 31, 1999 and December 31, 1998, respectively. Working capital was a deficit of $3,753,000, $2,125,000 and $1,575,000 at July 1, 2000, December 31, 1999 and at December 31, 1998, respectively. The increase in working capital deficit was primarily due to an increase in short term notes payable relative to the Sovereign Bridge Financing. During 1999, we expended $9,000 for capital equipment to support our growth. During fiscal 2000, we expect to acquire less than $100,000 of capital equipment.

	As described above, we have a revolving credit facility with B.A. Associates, Inc. under which we may borrow up to $650,000. At July 1, 2000 we had a balance of $298,600 outstanding under this revolving credit facility.

Moreover, as described above, during the first quarter of 2000, we borrowed $2,000,000 in cash from the Sovereign Lenders in exchange for, among other things, our issuance of series 1 bridge financing notes that mature in August and September 2000. We received net proceeds equal to $1,737,900 from the Sovereign Lenders as a result of this bridge financing. The series 1 bridge financing notes bore interest at the rate of 8% per annum prior to their maturity dates and 12% per annum thereafter. These bridge notes are convertible into shares of our common stock at a weighted average per share price of $4.08. Currently, we have to pay the Sovereign Lenders a premium of 25% of the original principal amount of the notes after maturity and a penalty equal to 2% of the original principal amount of the Notes for each 30-day period following the maturity date of the bridge notes. Following conversion of the bridge notes, if the Sovereign Lenders do not realize at least a 20% gain on shares of common stock that they choose to sell during the 90 days following conversion, then the Sovereign Lenders are entitled to acquire additional shares of common stock at a price of $0.10 per share through the exercise of repricing warrants. In addition to these bridge notes and the attached repricing warrants, we issued warrants to purchase 300,000 shares of common stock. These warrants have a weighted average exercise prices of $4.54 per share.

                 DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table shows the name, age and position of each of our executive officers and directors as of the date of this prospectus.

Name                             Age    Position
Joseph F. Kruy (1)               68     President, Chief Executive Officer
                                        and Chairman of the Board and
                                        a Director
Philip C. Hankins (1)(2)         69     Director
C.V. Ramamoorthy, Ph.D. (1)(2)   74     Director
Robert J. Spain, Ph.D. (1)       62     Director
Peter J. Kruy, M.D.              38     Executive Vice President, Treasurer
                                        and Chief Financial Officer
Lois P. Lehberger                44     Vice President and Controller
___________________
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.


Joseph F. Kruy has served as our President, Chief Executive Officer and a member of our board of directors since our inception in 1968. Mr. Kruy has served as our Chairman of the Board since October 1975. Mr. Kruy holds a B.S. in electrical engineering and a Dipl. Eng. from the Technical University in Budapest.

Philip C. Hankins has been a member of our board of directors since 1975. Since 1975 Mr. Hankins has been the President of Charter Information Corporation, an information processing company. Mr. Hankins holds a B.S. in mechanical engineering from Cornell University and a M.S. from Harvard University.

C.V. Ramamoorthy, Ph.D. has been a member of our board of directors since our inception in 1968. Since prior to 1995, Dr. Ramamoorthy has been a Professor of Electrical Engineering and Computer Sciences at the University of California Berkeley. Dr. Ramamoorthy holds a B.S. in physics from the University of Madras, India, a M.S. in mechanical engineering from the University of California Berkeley and a M.S. and a Ph.D. from Harvard University.

Robert J. Spain, Ph.D. has been a member of our board of directors since 1995. Dr. Spain was also our Vice President of Research from 1969 to 1977. Since prior to 1995, Dr. Spain has been the President of CFC, Inc., an electronic component manufacturing company. Dr. Spain holds a B.S.E.E. and a M.S.E.E. from the Massachusetts Institute of Technology and a Doctor of Science from Paris, Sorbonne.

Peter J. Kruy has served as our Executive Vice President, Treasurer and Chief Financial Officer since August 1998. From November 1993 to January 1998, Dr. Kruy was the President, Chief Financial Officer and Chief Executive Officer of Jupiter Technology, Inc. a data networking company. Dr. Kruy holds a B.A. in biology from the University of Pennsylvania, a M.D. from Tufts University School of Medicine and an M.B.A. from the Wharton School at the University of Pennsylvania. Dr. Kruy is also the owner of CyberFin Corporation, a more than five percent shareholder of Cambex. Peter J. Kruy is the son of Joseph
F. Kruy.

Lois P. Lehberger joined Cambex in June 1978 and has served as our controller since August 1998, and our vice president since November 1999. Since joining Cambex, Ms. Lehberger has been responsible for our accounting function. Ms. Lehberger holds a B.A. in economics and accounting from the College of the Holy Cross.

Board Composition
	Under Massachusetts law, our board of directors is classified into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. At the meeting of stockholders held on December 23, 1999, the stockholders re-elected all directors for a one, two or three year term and until their successors are duly elected and qualified.
At that meeting, Messrs. Joseph Kruy and C.V. Ramamoorthy were elected as Class I directors with terms of three years, or until the annual meeting of stockholders to be held in 2003, Dr. Spain was elected as a Class II director with a term of one year, or until the next annual meeting of stockholders to be held in 2001, and Mr. Hankins was elected as a Class III director with a term of two years, or until the annual meeting of stockholders to be held in 2002.

Board Committees

	Our board of directors has an audit committee and a compensation committee.

	Audit Committee. The current members of our audit committee are Dr. Ramamoorthy and Mr. Hankins. Our audit committee reviews, acts on, and reports to the board of directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. On July 10, 2000 the board of directors adopted an audit committee charter as required under the rules of the Securities and Exchange Commission.

	Compensation Committee. The current members of our compensation committee are the members of the board of directors. Our compensation committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees.

Compensation Committee and Insider Participation

	The voting members of the compensation committee are the members of our board of directors. Mr. Kruy is on the compensation committee but abstains from discussions and voting on decisions regarding his compensation.

Director Compensation

We compensate our non-employee directors with an annual fee of $10,000 and a fee of $1,000 for each meeting of the board of directors attended. In August 1998, the board of directors authorized the non-employee director compensation to be converted from cash to shares of our common stock at a price of $0.25 per share, or 50% of the fair market value, whichever is greater. To date, no shares have been issued to the non-employee directors as compensation for services as a member of the board of directors.
The board of directors is also covered by indemnification provisions of our by-laws, as amended. See the section entitled "Description of Securities."

Executive Compensation

The following table shows all compensation awarded to, earned by, or paid to our Chief Executive Officer for services rendered to Cambex in all capacities during the years ended December 31, 1999, 1998 and 1997. For the years ended December 31, 1999, 1998 and 1997, none of our other executive officers earned more than $100,000 per year and are omitted from the table.

                   Summary Compensation Table

Name and Principal Position	           Year	     Annual Compensation(1)
                                                       Salary

Joseph F. Kruy	                         1999	         $       200,000
President and Chief Executive Officer	  1998	         $       200,000
	                                       1997          $       200,000 (2)
________________
(1)The columns for "Other Annual Compensation" and "Long-Term Compensation" have been omitted because there is no such compensation required to be reported.
(2)Compensation for fiscal 1997 includes $63,730 in annual base salary that was earned, but the payment of which was deferred and paid to Mr. Kruy in 1998.

Option Grants in 1999

No options were granted to, or exercised by Mr. Kruy in the fiscal year ended December 31, 1999.

Year-end Option Values

	No options were granted to Mr. Kruy in the fiscal year ended December 31, 1999 or in previous years. Mr. Kruy does not hold any options to purchase shares of our capital stock.

Employee Benefit Plans

Year 2000 Equity Incentive Plan. The following description of Cambex's Year 2000 Equity Incentive Plan is a summary of the material terms of the plan.

The purpose of the plan is to enhance the profitability and value of Cambex for the benefit of its stockholders by enabling Cambex to offer incentives to employees and other persons or entities associated with it. This is a means to both increase the ownership of Cambex held by those individuals in order to attract, retain and reward them and more closely align the interests of those individuals and the stockholders of Cambex. The plan authorizes the grant of awards in the form of stock options, stock appreciation rights (SARs), restricted stock or unrestricted stock awards, deferred stock awards, performance awards, loans or supplemental grants, or combinations thereof, to employees and others associated with Cambex and its affiliates.

The plan was approved by Cambex's board of directors in November 1999 and its stockholders in December 1999. Our board of directors reserved a total of 1,500,000 shares of our common stock for issuance under the plan.
As of August 31, 2000, no shares had been issued as the result of the exercise of options or awards granted pursuant to the plan. As of August 31, 2000, 137,500 shares of our common stock were subject to outstanding stock options granted pursuant to the plan and 1,362,500 shares were available for future grants. The plan is administered by the board of directors.
According to the plan, the board of directors has authority to determine the individuals or entities associated with Cambex or one of its subsidiaries who are to be granted awards and the terms of these awards, including:

the number of shares subject to an award;
the type of award;
the exercise price per share; and
the duration of the award.

Incentive stock options must have an exercise price equal to at least
100%, 110% if the grant is to a stockholder holding more than 10% of Cambex's voting stock, of the fair market value of our common stock on the date of the award. Incentive stock options generally have a duration of 10 years, and a duration of five years if the grant is to a stockholder holding more than 10% of Cambex's voting stock.

There are also outstanding options granted under our 1997 Combination
Stock Option Plan that was adopted by the board of directors. While the 1997 Combination Stock Option Plan was not approved by our stockholders, the stock options granted under this plan covering 1,176,500 shares of our common stock were approved by our stockholders in December 1999. Our Year 2000 Equity Incentive Plan replaced the 1997 Combination Stock Option Plan.

Incentive Bonus Plan. In April 1980, the board of directors and the stockholders approved the Incentive Bonus Plan. The Incentive Bonus Plan authorizes the payment of a percentage of our pretax income to key employees. The maximum aggregate incentive bonus awards for any fiscal year shall be 15% of Cambex's pretax profits for each year. Pretax profit is defined under the plan as net income before taxes, with certain adjustments. The bonus plan is administered by the board of directors. The awards granted under the bonus plan are non-transferable.

Employment Agreement

We entered into an employment agreement with Joseph F. Kruy on November
18, 1994. An extension of the term of this employment agreement to December 31, 2002 was approved by our board of directors in November 1999. Under his employment agreement, Mr. Kruy is engaged to serve as our Chairman of the Board, President and Chief Executive Officer. Except for illness, reasonable vacations and other customary exceptions, during the term of the agreement, Mr. Kruy is to devote all of his working time and attention to the performance of his duties and responsibilities at Cambex. Mr. Kruy is to be paid a minimum annual base salary of $200,000 per year. Mr. Kruy is also entitled to participate in our Incentive Bonus Plan and is eligible to receive an annual bonus equal to 4% of our pre-tax profit, as that term defined in the Incentive Bonus Plan. If Mr. Kruy voluntarily terminates his employment with us, he is entitled to receive his base annual compensation through the date of termination and any amount that he may be entitled to receive under the Incentive Bonus Plan in accordance with the terms of that Plan. If, after Mr. Kruy voluntarily terminates his employment with us, he accepts employment during the remaining then current term of his agreement with an entity that directly competes with us, then we may cease paying Mr. Kruy any further amounts. If we terminate Mr. Kruy's employment for reasons other than for cause or if we give another person either the title or the powers of the Chief Executive Officer, then Mr. Kruy is entitled to continue to receive his annual base salary through the end of the then current term of the agreement, and is entitled to receive any incentive bonus that would have been earned under the Incentive Bonus Plan during the fiscal year in which his employment was terminated. If, following termination of Mr. Kruy's employment with us, he accepts employment elsewhere before December 31, 2002, then we do not have to continue to pay Mr. Kruy for the year ending December 31, 2002. Moreover, if on the date of termination of Mr. Kruy's employment with us, our assets are in the hands of a receiver, an assignee for the benefit of creditors, trustee in bankruptcy, debtor-in-possession or other entity for the benefit of creditors or if our consolidated net worth is less than our consolidated net worth at December 31, 1999, then we have no obligation to pay Mr. Kruy any amount after termination of his employment.

          CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On June 1, 1998, we borrowed approximately $1,060,000, including approximately $460,000 from Joseph F. Kruy, our Chairman of the Board, President and Chief Executive Officer, in exchange for the issuance of 10% Subordinated Convertible Promissory Notes (the "10% Notes"). Under the terms of the 10% Notes, which are due on April 30, 2003, the holders may convert the 10% Notes into shares of common stock at a conversion price of $0.22 per share. In addition to the 10% Notes, each holder, including Mr. Kruy, was issued a Stock Purchase Warrant, the exercise of which will allow the warrant holder to purchase one share of common stock, at $0.50 per share, for each dollar loaned to us. Additional Stock Purchase Warrants to purchase 96,373 shares of common stock, at an exercise price of $0.50 per share, were issued to the holders of 10% Notes on June 1, 1999 in relation to interest due on the June 1, 1998 notes. We believe that the borrowing arrangements we made with Mr. Kruy and others are on terms at least as favorable to us as we would have expected from lenders unrelated to us and Mr. Kruy.

On June 1, 1998, we entered into a Master Lease with CyberFin
Corporation, a corporation wholly owned by Peter J. Kruy, our Executive Vice President, Treasurer and Chief Financial Officer. Under the Master Lease we are renting from CyberFin an IBM 2003 S/390 Multiprise Processor and related software and maintenance at the rate of $3,787.64 per month for a period of three years. We also purchased computer memory from CyberFin for $141,920 in 1998 and $73,000 in 1999. We believe that lease and the purchase arrangements we made with CyberFin are on terms at least as favorable to us as we would have expected from an equipment lessor unrelated to us, CyberFin and Dr. Kruy for equipment of comparable quality.

On November 9, 1998, we entered into a Loan and Security Agreement with
B.A. Associates, Inc. (BAA), which is a corporation owned by a relative of Joseph F. Kruy, our Chairman, President and Chief Executive Officer. This Loan and Security Agreement, as amended by a First Amendment to Loan and Security Agreement dated March 15, 1999, and further amended by a Second Amendment to Loan and Security Agreement dated June 1, 1999 (as so amended, the "BAA Loan Agreement"), allows us to borrow up to $650,000, which is the maximum that may be outstanding at any one time. Under the BAA Loan Agreement, we granted BAA a first priority security interest in all of our accounts, instruments, documents, general intangibles, equipment, inventory, farm products and proceeds of any of the foregoing. We pay all amounts that we receive from collections of our accounts receivable to BAA not less frequently than each week until the outstanding loan amount plus interest, which accrues at a 12% annual rate, is fully paid. Under the terms of the BAA Loan Agreement, BAA received a warrant for the purchase of two shares of common stock for each dollar it has committed to loan to us. The exercise price under the warrants is $0.22 per share. We believe that the borrowing arrangements we made with BAA are on terms at least as favorable to us as we would have expected from lenders unrelated to us and relatives of Mr. Kruy.

From June 1, 1999 through August 18, 1999, we raised $210,000 in exchange for the issuance of 10% Subordinated Convertible Promissory Notes. During this time period Joseph F. Kruy loaned us $100,000 of the total amount that we borrowed. In exchange for these loans, we issued 10% Subordinated Convertible Promissory Notes, including a 10% Subordinated Convertible Promissory Note to Mr. Kruy. We believe that the borrowing arrangements we made with Mr. Kruy and others are on terms at least as favorable to us as we would have expected from lenders unrelated to us and Mr. Kruy.

In November 1999, we borrowed $125,000 from Joseph F. Kruy and $125,000 from Philip C. Hankins, a member of our board of directors. We also entered into separate Loan and Security Agreements with each of Messrs. Kruy and Hankins. At that time, we entered into three other Loan and Security Agreements with persons unrelated to the company (the "Other 1999 Lenders") pursuant to which we borrowed an additional $300,000. Our payment obligations under these Loan and Security Agreements (the "1999 Loan Agreements") are evidenced by 12% Notes due in November 2000. Under the 1999 Loan Agreements, we granted each of Messrs. Kruy and Hankins and the Other 1999 Lenders a first priority security interest in all of our accounts, instruments, documents, general intangibles, equipment, inventory, farm products and proceeds of any of the foregoing. Under the terms of the 1999 Loan Agreements, Messrs. Kruy and Hankins and the Other 1999 Lenders received a warrant to purchase up two shares of common stock for each dollar loaned to us. The exercise price under these warrants is $2.00 per share. We believe that the borrowing arrangements we made with Mr. Kruy and others are on terms at least as favorable to us as we would have expected from lenders unrelated to us and Mr. Kruy.

                         PRINCIPAL SHAREHOLDERS

The following table presents information regarding the beneficial ownership of Cambex's common stock as of August 31, 2000, by:

 each person, or group of affiliated persons, known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock;
	each of our directors;
 each of our executive officers; and
	all current directors and executive officers of Cambex as a group.

For purposes of calculating the number of shares of common stock beneficially owned immediately after the effectiveness of this registration, we have assumed the sale of all shares covered by the registration statement of which this prospectus is a part, except that such amount excludes shares of common stock issuable (a) upon exercise of repricing warrants held by the Sovereign Lenders and (b) under the common stock purchase agreement with Thumberland. For purposes of calculating the percentage beneficially owned immediately after the effectiveness of this registration, the total number of shares of common stock outstanding includes the number of shares of common stock covered by this registration statement of which this prospectus is a part issuable to: (a) the Sovereign Lenders upon conversion of the series 1 bridge financing notes and the exercise of common stock purchase warrants issued to the Sovereign Lenders; (b) Thumberland upon the exercise of a stock purchase warrant issued to Thumberland; and (c) Ladenburg Thalmann upon the exercise of a stock purchase warrant issued to Ladenburg Thalmann. Unless otherwise noted in the table, the address for each person listed in the table is c/o Cambex Corporation, 360 Second Avenue, Waltham, Massachusetts 02451.




Name and address of                 Number of Shares   Percentage of Outstanding
Beneficial Owner                      Beneficially     Shares Beneficially
                                       Owned (1)             Owned (2)
                                                  Before Offering After Offering

Joseph F. Kruy (3)	                    2,256,618	       21.3%	       18.9%

Peter J. Kruy (4)	                     1,022,164	       10.4	         9.2

SovCap Equity Partners, Ltd. (5)
	Cumberland House
	#27 Cumberland St.,P.O. Box CB-13016
  Nassau, New Providence, The Bahamas	   759,966	        7.2	         0

Philip C. Hankins (6)	                   351,575	        3.5	         3.1
3011 North Lamar Boulevard
Austin, TX 78705

C.V. Ramamoorthy	                         99,156	        1.0	          *
University of California, Berkeley
Computer Science Division
Berkeley, CA 94720

Robert J. Spain	                             -0-	         *	           *
179 Bear Hill Road
Waltham, MA  02451

Lois P. Lehberger (7)	                    18,000	         *	           *

All directors and executive officers
as a group(6 persons) (8)	             3,747,513       	34.3	        30.6


_______________
*		Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership for purposes of the table is determined in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of options and warrants held by that person that are currently exercisable or exercisable within 60 days of following August 31, 2000 (October 30, 2000) are deemed to be outstanding.
These shares, however, are not considered outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes, we believe that the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

(2)	Percentage of ownership is based on 9,731,635 shares of common stock outstanding as of August 31, 2000 and, in accordance with assumptions set forth immediately preceding to the table, is based on 11,073,135 shares of common stock outstanding immediately after effectiveness of the registration statement of which this prospectus is a part.

(3)	Includes 856,678 shares of common stock issuable upon exercise of stock purchase warrants issued in 1998 and 1999 exercisable within 60 days following August 31, 2000 (or by October 30, 2000). This number also includes 56,250 shares held by the Kruy Family Trust, for which Mr. Kruy's wife and children are the beneficial owners. Mr. Kruy disclaims beneficial ownership of these shares. Of these shares of common stock, 979,239 are subject to the terms of a stock pledge agreement dated as of January 18, 2000 (the "Kruy Pledge Agreement"), among Joseph F. Kruy, Cambex and the Sovereign Lenders. Provided that Cambex is not in default under the series 1 bridge note purchase agreement dated as of January 18, 2000 (the "Bridge Note Purchase Agreement"), among Cambex and the Sovereign Lenders, the series 1 bridge financing notes issued pursuant to the Bridge Note Purchase Agreement, or the Kruy Pledge Agreement, Mr. Kruy has the right to vote the pledged shares.

(4)	Includes 960,164 shares owned by CyberFin Corporation, a corporation wholly owned by Peter J. Kruy, and 60,000 shares subject to currently exercisable options.  Of these shares of common stock, 730,228 are subject to the terms of a stock pledge agreement dated as of January 18, 2000 (the "CyberFin Pledge
Agreement"), among CyberFin, Cambex, and the Sovereign Lenders.  Provided that
Cambex is not in default under the Bridge Note Purchase Agreement, the series 1 bridge financing notes, or the CyberFin Pledge Agreement, CyberFin has the right to vote the pledged shares.

(5)	Consists of a total 519,966 shares issuable upon the exercise of two series 1 bridge financing notes and a total of 240,000 shares issuable upon exercise of two common stock purchase warrants.

(6)	Includes 246,575 shares of common stock issuable upon exercise of a stock purchase warrant issued in November 1999.

(7)	Consists of 18,000 shares subject to options exercisable within 60 days following August 31, 2000 (or by October 30, 2000).

(8)	Includes 1,181,253 shares subject to options and warrants exercisable within
60 days following August 31, 2000 (or by October 30, 2000).  See footnotes (3)
through (6) above.

                         DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 25,000,000 shares of common stock, $0.10 par value per share, of which 9,731,635 shares were issued and outstanding as of August 31, 2000. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends when, as and if declared by our board of directors, out of funds legally available therefor. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights. In the event of any liquidation, dissolution or winding-up of our affairs, holders of our common stock are entitled to share ratably in the net assets that are remaining after payment or provision for payment of all or our debts and obligations, and after liquidation payments to holders of any preferred stock then outstanding, if any. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are, and the shares of common stock to be offered by us when issued will be, fully paid and nonassessable.

Preferred Stock

Our restated articles of organization authorize our board of directors, subject to the limitations prescribed by law and without further approval of our stockholders, to establish one or more series of preferred stock, to determine from time to time the number of shares constituting any series, and to fix the designation, preferences, powers, qualifications, special and relative rights and privileges of the shares of any series and the qualifications, limitations or restrictions thereof. We are authorized to issue up to 3,000,000 shares of series preferred stock, $1.00 par value per share, of which none are issued or outstanding as of the date hereof. We have no present intention to issue any shares of preferred stock. The future issuance of preferred stock could operate to dilute the voting power of holders of common stock, could create voting impediments or deter persons seeking to effect a takeover or otherwise gain control of Cambex, or could otherwise adversely affect the rights of holders of common stock.

Miscellaneous

One of the provisions of our 1998 bankruptcy reorganization plan is deemed to be an amendment to our restated articles of organization that prohibits us from:

 issuing non-voting equity securities;
 creating a class of equity securities having a preference over any other class of equity securities with respect to dividends unless adequate provision is made for the election of directors representing the preferred class in the event of a default in the payment of its dividends; and creating any other class of equity securities unless an appropriate distribution of voting power is made among all such classes.

Dividend Policy

We have not paid any cash dividends to date, and have no intention to pay any cash dividends on our common stock in the foreseeable future. The declaration and payment of dividends is subject to the discretion of the board of directors and to certain limitations imposed by the Massachusetts Corporation Laws. The timing, amount and form of dividends, if any, will depend, among other things, on our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

The series 1 bridge note purchase agreement with the Sovereign Lenders provides that we may not pay dividends in cash or otherwise as long as any of the series 1 bridge notes remain outstanding. With the consent of the Sovereign Lenders and as long as we are not in default, we may pay dividends to preferred shareholders in accordance with our articles of organization and we may repurchase shares of our common stock issued upon the exercise of options granted under our stock option plans.

Registration Rights

		Individuals holding warrants to purchase an aggregate of 1,370,103 shares of our common stock have both demand and piggyback registration rights.

		Our registration rights agreement with the Sovereign Lenders requires us to file a registration statement covering shares of common stock issued or issuable to them pursuant to the Sovereign Bridge Financing, including their assignees and transferees, within 60 days following the completion of that financing.  Moreover, the Sovereign Lenders have the right to include shares of common stock issued or issuable to them pursuant to the Sovereign Bridge
Financing, including their assignees and transferees, in registration statements that we file.  The Sovereign Lenders also may require that we register their shares of common stock in any registration statements that we file to sell shares for our own account or the account of others.  We are obligated to pay the costs for the exercise of the Sovereign Lenders'
registration rights including their legal fees and disbursements.  The
Sovereign Lenders have waived our failure to file a registration statement covering the shares of common stock issuable to them in accordance with the time periods described in the registration rights agreement.

	Our registration rights agreement with Thumberland provides that we use our best efforts to cause a registration statement covering shares of our common stock issuable to Thumberland under the common stock purchase agreement and upon the exercise of the stock purchase warrant issued to Thumberland to be declared effective by the Securities and Exchange
Commission on or before October 31, 2000. We are obligated to pay the costs associated with the filing of the registration statement and related costs associated with the registration of the shares of common stock issuable to Thumberland.

Indemnification Provisions

Our by-laws, as amended, reflect the adoption of the provisions of the Massachusetts General Laws, Chapter 156B, Section 67 which empowers a Massachusetts corporation to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation, unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation. Our by-laws, as amended, also provide that we will indemnify any person, who was or is a party to a proceeding by reason of the fact that he is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be or not opposed to our best interests, in accordance with, and to the full extent permitted by, the Massachusetts General Corporation Law.

Transfer Agent and Registrar

The transfer agent for our common stock is American Stock Transfer and Trust Company New York, New York.

                       SOVEREIGN BRIDGE FINANCING

	In January and February, 2000 we borrowed a total of $2 million from the Sovereign Lenders which was arranged for us with the assistance of Sovereign Capital Advisors, LLC. We entered into a series 1 bridge note purchase agreement and other related agreements with the Sovereign Lenders pursuant to which we issued the Sovereign Lenders:

series 1 bridge financing notes that are convertible into up to a total of 649,958 shares of our common stock, which number includes shares issuable upon conversion of accrued interest, premium amounts and penalties due under the notes;
repricing warrants that are attached to each series 1 bridge financing note which may be exercisable for up to a total of 956,103 shares of our common stock; and common stock purchase warrants that are exercisable for up to a total of 300,000 shares of our common stock.

	The series 1 bridge financing notes matured on August 15, 2000 and September 6, 2000. On September 26, 2000, the Sovereign Lenders agreed, until the earlier of the date this offering becomes effective and November 16, 2000 (the grace period), that they would not cause us to default on our obligations by demanding payment in cash. All of our other obligations in favor of the Sovereign Lenders continue in full force and effect throughout the grace period, including the accrual of interest, premiums and penalties. This means that when this offering becomes effective, the Sovereign Lenders will have the choice to accept cash or shares of our common stock to satisfy our obligations. We are responsible for the payment of a premium equal to 25% of the original principal amount of the bridge notes and a penalty equal to 2% of the original principal amount of the bridge note for each 30-day period following the maturity date of the bridge notes. The Sovereign Lenders also are able, if they choose, to convert the bridge notes into shares of restricted stock during the grace period. The Sovereign Lenders orally have advised us that, when the grace period ends, they intend to accept shares of our common stock in satisfaction of our obligations. However, the Sovereign Lenders do not have to accept shares of our common stock and may demand cash. If at the end of the grace period the Sovereign Lenders demand cash in satisfaction of our obligations, we anticipate that we would be unable to meet this obligation.

Before the maturity dates, the series 1 bridge financing notes accrued interest at 8% per annum. Currently, since the maturity dates, interest is accruing at a rate of 12% per annum until the notes are paid in full. We anticipate that accrued interest and penalties on the bridge notes at redemption will not exceed $250,000.

In connection with the Sovereign Bridge Financing, attached to each series 1 bridge note is a repricing warrant. If, during the 90 days after a bridge note is converted into shares of our common stock (the "repricing period"), a Sovereign Lender sells any shares it receives from conversion of the bridge note and fails to realize a gain of at least 20% above the applicable conversion price of the bridge note, then that Lender may exercise the repricing warrant on the 91st day after conversion of the bridge note. If a Sovereign Lender does not sell shares received upon conversion of a bridge note during the repricing period, then it may not exercise the repricing warrant regardless of market price of our common stock during the repricing period. The number of shares that a Sovereign Lender may acquire by exercise of a repricing warrant is equal to the number of shares sold for less than a 20% gain during the repricing period, multiplied by a fraction. The numerator of the fraction is the difference between the conversion price of the bridge note and the average market price of our common stock during the repricing period. The denominator of the fraction is the average market price of our common stock during the repricing period. The lowest average market price that may be used in calculating the fraction is $1.65 per share.

The Sovereign Lenders may not exercise the repricing warrants to acquire shares of our common stock if:

we redeem the bridge notes in cash;
the average market price of our common stock during the repricing period is equal to or greater than the conversion price of the bridge notes;

the Sovereign Lenders do not sell any shares of common stock received upon conversion of the bridge notes during the repricing period; or the Sovereign Lenders sell shares of common stock received upon conversion of the bridge notes during the repricing period and realize a gain of 20% or greater.

However, if the average market price of our common stock is less than the conversion price of the bridge notes and the Sovereign Lenders do not realize a 20% gain from the sale during the repricing period of shares received from conversion of the bridge notes, then they are entitled to acquire, depending upon the number of shares sold during the repricing period and the average market price of our common stock during that period, a maximum of up to 956,103 shares by exercise of the repricing warrants. The exercise price of the repricing warrants is $0.10 per share.

We also issued the Sovereign Lenders common stock purchase warrants exercisable for up to a total of 300,000 shares of our common stock. The exercise price of these common stock purchase warrants is $4.19 per share for warrants exercisable for up to 262,500 shares and $7.01 per share for warrants exercisable for up to 37,500 shares. These common stock purchase warrants expire on January 18, 2005 for warrants exercisable for up to 262,500 shares and on February 9, 2005 for warrants exercisable for up to 37,500 shares.

	Our two largest stockholders, Joseph F. Kruy, our Chairman, President and Chief Executive Officer, and CyberFin Corporation, a corporation wholly owned by Peter J. Kruy, our Executive Vice President, Treasurer and Chief Financial Officer, guaranteed our obligations under the Sovereign Bridge Financing in the event that we fail to fulfill them. The obligations of Joseph Kruy and CyberFin under these guarantees are secured by their pledge to the Sovereign Lenders of a total of 1,709,467 shares of our common stock that they own.

	In connection with the Sovereign Bridge Financing, we issued Sovereign Capital Advisors LLC a warrant exercisable for up to 100,000 shares of our common stock.

	In addition to a series 1 bridge note purchase agreement, which contains representations, warranties, covenants and other provisions typical for this type of transaction, we entered into a registration rights agreement with the Sovereign Lenders. Under this registration rights agreement, we agreed to register the number of shares of our common stock into which the series 1 bridge financing notes are convertible and for which the repricing warrants and other warrants are exercisable within 60 days of issuing the bridge notes. The Sovereign Lenders have waived their rights resulting from our failure to register shares of our common stock issuable to them within 60 days after issuance of the bridge notes with the understanding that we would to register those shares pursuant to the registration statement of which this prospectus is a part.

The series 1 bridge note purchase agreement with the Sovereign Lenders provides that we may not pay any cash dividends as long as any of the series 1 bridge notes remain outstanding. With the consent of the Sovereign Lenders and as long as we are not in default, we may pay dividends to preferred shareholders in accordance with our articles of organization and we may repurchase shares of our common stock issued upon the exercise of options granted under our stock option plans.

             THUMBERLAND COMMON STOCK PURCHASE AGREEMENT

Overview

We signed a common stock purchase agreement with Thumberland Limited, a British Virgin Islands corporation, on July 14, 2000, for the future issuance and purchase of shares of our common stock. The transaction closed on July 20, 2000. The common stock purchase agreement establishes what is often referred to as a structured equity line or an equity drawdown facility.

In general, the drawdown facility operates as follows: the investor, Thumberland, has committed to provide us up to $10 million as we request it over an 18 month period, in return for common stock we issue to Thumberland. Once every 22 trading days, we may request a draw of up to $1 million of that money (except that our initial drawdown may be for up to $2 million), subject to a maximum of 18 draws. The maximum amount we actually can drawdown upon each request will be determined by the volume-weighted average daily price of our common stock for the 22 trading days prior to our request and the average trading volume for the 45 trading days prior to our request. Each draw down must be for at least $250,000.

Each draw down must be at least $250,000. If, as a result of applying the formulas in the common stock purchase agreement, the amount of the draw down is less than $250,000, then we may not draw funds under this facility. The closing price for our common stock on August 31, 2000 was $2.50 per share and the average daily trading volume for the 45 days preceding August 31, 2000 was 13,551 shares. If, for example, our market price on August 31, 2000 and the 45-day average trading volume at that date remained constant, we may not draw funds from Thumberland because, as a result of applying the formulas, because the drawdown amount would be less than $250,000.

At the end of a 22-day trading period following the drawdown request, the actual drawdown amount principally is determined based on the volume-weighted average stock price during that 22-day period. We then use the formulas in the common stock purchase agreement to determine the number of shares we will issue to Thumberland in return for that money. We may make up to a maximum of 18 draws; however, the aggregate total of all draws cannot exceed $10 million and no single draw can exceed $1 million, except that our first draw may not exceed $2 million. We are under no obligation to request a draw for any period.

The per share dollar amount Thumberland pays for our common stock for each drawdown includes a 7% discount to the average daily market price of our common stock for the 22-day period after our drawdown request, weighted by trading volume. We will receive the amount of the drawdown less an escrow agent fee equal to $1,500 per drawdown, and a 5% placement fee payable to the placement agent, Ladenburg Thalmann, which introduced Thumberland to us. Ladenburg Thalmann is not obligated to purchase any of our shares, but as additional placement agent compensation, we have issued to Ladenburg Thalmann a stock purchase warrant to purchase up to 195,771 shares of our common stock at an exercise price of $2.9376 per share, which is equal to 115% of the volume-weighted average share price for the five trading days prior to July 20, 2000. The warrant expires on July 20, 2003. The shares of common stock issuable upon exercise of that stock purchase warrant are included in the registration statement of which this prospectus is a part.

We did not make a commitment to Thumberland to draw a minimum amount under the common stock purchase agreement. In lieu of making a commitment to Thumberland to draw a minimum aggregate amount, on July 20, 2000, we issued to Thumberland a stock purchase warrant to purchase up to 195,771 shares of our common stock. The common stock purchase warrant gives Thumberland an opportunity to purchase shares of our common stock even though we draw little or no amount under the common stock purchase agreement. The common stock purchase warrant has an exercise price of $2.9376 per share, which is equal to 115% of the volume-weighted average share price for the five trading days prior to the closing date. The warrant expires July 20, 2003.

The number of shares registered under the registration statement of which this prospectus is a part may limit the proceeds we receive under the common stock purchase agreement. Moreover, the proceeds we receive could be further limited by a provision of the common stock purchase agreement that prevents us from issuing shares to Thumberland to the extent Thumberland would beneficially own more than 9.9% of our then outstanding common stock. Any resales of shares by Thumberland under this prospectus would reduce the number of shares beneficially owned by Thumberland, and would enable us to issue additional shares to Thumberland without violating this condition.

The Drawdown Procedure and the Stock Purchases

We may request a drawdown by faxing a drawdown notice to Thumberland, stating the amount of the drawdown we wish to exercise and the minimum threshold price, if any, at which we are willing to sell the shares. We will set the threshold price by determining the price below which we are unwilling to sell shares of our common stock.

Amount of the Draw

Except for the initial drawdown which may not exceed $2 million, no draw may exceed the lesser of $1 million and the capped amount that is derived from the following formula:

Average daily trading volume for the 45 trading days immediately prior to the date we give notice of the drawdown, multiplied by 22;
                      multiplied by
The average of the volume-weighted average daily prices for the 22 trading days immediately prior to the date we give notice of the drawdown;
                      multiplied by
20%.

The lesser of our draw request and the capped amount is reduced by 1/22 for every day in the 22 trading days after our drawdown request that the volume-weighted average daily price for a trading day is below the threshold price set by us in the request. If the daily price for a day is below the threshold price we will not issue any shares and Thumberland will not purchase any shares for that day. Thus, if we set a threshold price too high and our stock price does not consistently meet that level during the 22 trading days after our drawdown request, the amount we can draw and the number of shares we can sell to Thumberland will be reduced. However, if we set a threshold price too low and our stock price falls significantly but stays above the threshold price, we will be able to draw the lesser of our draw request and the capped amount, but we will have to issue a greater number of shares to Thumberland at a reduced price. We cannot make another drawdown request until expiration of the 22 trading days that follow a drawdown request we have already made.

Number of Shares

The 22 trading days immediately following the drawdown notice are also used to determine the number of shares we will issue in return for the money provided by Thumberland, and thus the price per share Thumberland will pay for our shares. To determine the number of shares of common stock we must issue in connection with a drawdown, take 1/22 of the drawdown amount determined by the formulas above, and for each of the 22 trading days immediately following the date we give notice of the drawdown, divide it by 93% of the volume-weighted average daily trading price of our common stock for that day. The 93% accounts for Thumberland's 7% discount. The sum of these 22 daily calculations produces the number of common shares we will issue, unless the volume-weighted average daily price for any given trading day is below the threshold amount, in which case that day is ignored in the calculation. The price per share Thumberland ultimately pays is determined by dividing the final drawdown amount by the number of shares we issue Thumberland.

Sample Calculation of Stock Purchases

The following is an example of the calculation of the drawdown amount and the number of shares we would issue to Thumberland in connection with that drawdown based on hypothetical assumptions.

Sample drawdown amount calculation.

We provide a drawdown request notice to Thumberland. Suppose that we specify in our drawdown notice a threshold price of $1.75 per share, below which we will not sell any shares to Thumberland during this drawdown period. Suppose further the average daily trading volume for the 45 trading days prior to our drawdown notice is 40,000 shares and that the average of the volume-weighted average daily prices of our common stock for the 22 trading days prior to the notice is $2.00. You can apply the formula to these hypothetical numbers as follows:

the average trading volume for the 45 trading days prior to our drawdown notice (40,000) multiplied by 22, equals 880,000 multiplied by
the average of the volume-weighted average daily prices of our common stock for the 22 trading days prior to the notice ($2.00)
                    multiplied by
20%.

The maximum amount we can draw down under the formula is therefore capped at $352,000, subject to further adjustments if the volume-weighted average daily price of our common stock for any of the 22 trading days following the drawdown notice is below the threshold price we set of $1.75 per share. For example, if the volume-weighted average daily per share price of our common stock is below $1.75 on one of those 22 days, the $352,000 would be reduced by 1/22 for each of those days and our draw down amount would be 21/22 of $352,000, or $336,000.

Sample Calculation of Number of Shares

Assume that we have made a drawdown request with a threshold price of $1.75 per share. Assume the maximum amount we can draw down is capped at $352,000 based on the formula above. Also, assume that the volume-weighted average daily price for our common stock is as set forth in the table below. The number of shares to be issued based on any trading day during the drawdown period is calculated from the formula:

1/22 of the drawdown amount of $352,000,
                            divided by
93% of the volume weighted average daily price.

For example, for the first trading day in the example in the table below, the calculation is as follows: 1/22 of $352,000 is $16,000. Divide $16,000 by 93% of the volume-weighed average daily price for that day of $2.00 per share, to get 8,602 shares. Perform this calculation for each of the 22 measuring days, excluding any days on which the volume-weighted average daily price is below the $1.75 threshold price, and add the results to determine the number of shares to be issued. In the table below, there is one day which must be excluded: day 8.

After excluding the day that is below the threshold price, the amount of our drawdown in this example would be $336,000, and the total number of shares we would issue to Thumberland for this drawdown request would be 137,702, as long as those shares would not cause Thumberland to beneficially own more than 9.9% of our then outstanding common stock. Thumberland would pay $2.44 per share for these shares.



Trading Day  Volume-Weighted   1/22 of Requested Draw  Number of Shares of
              Average Daily      Down Amount        Common Stock to be Issued
              Stock Price*                             for the Trading Day




1               $2.563	      $ 16,000.00             6,713
2                2.625          16,000.00             6,554
3                1.750          16,000.00             9,831
4                1.844          16,000.00             9,330
5                1.840          16,000.00             9,350
6                2.000          16,000.00             8,602
7                1.844          16,000.00             9,330
8                1.563             **                  **
9                1.875          16,000.00             9,176
10               2.469          16,000.00             6,968
11               2.688          16,000.00             6,400
12               2.750          16,000.00             6,256
13               3.000          16,000.00             5,735
14               3.313          16,000.00             5,193
15               3.375          16,000.00             5,098
16               3.531          16,000.00             4,872
17               3.500          16,000.00             4,916
18               3.563          16,000.00             4,829
19               3.688          16,000.00             4,665
20               3.750          16,000.00             4,588
21               3.781          16,000.00             4,550
22               3.625          16,000.00             4,746


Total                 	     $ 336,000.00            137,702



*	The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

**	Excluded because the volume-weighted average daily price is below the threshold specified in our hypothetical draw down notice.

We would receive the amount of our drawdown ($336,000) less a 5% cash fee paid to the placement agent of $16,800, less a $1,500 escrow fee, for net proceeds to us of $317,700. The delivery of the requisite number of shares and payment of the draw will take place through an escrow agent, Epstein, Becker & Green, P.C. of New York, New York. The escrow agent pays 95% of the draw to us-after subtracting its escrow fee-and 5% to Ladenburg Thalmann & Co. Inc., our placement agent, in satisfaction of placement agent fees.

Necessary Conditions Before Thumberland is Obligated to Purchase our Shares

The following conditions must be satisfied before Thumberland is obligated to purchase the common shares that we wish to sell from time to time:
A registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common shares purchased by Thumberland;
There can be no material adverse change in our business, operations, properties, prospects or financial condition;
We must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the common stock purchase agreement;
No statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the common stock purchase agreement;
No litigation or proceeding nor any investigation by any governmental authority can be pending or threatened against us or Thumberland seeking to restrain, prevent or change the transactions contemplated by the stock purchase agreement or seeking damages in connection with such transactions; and
Trading in our common shares must not have been suspended by the Securities and Exchange Commission or The OTC Bulletin Board, nor shall minimum prices have been established on securities whose trades are reported by The OTC Bulletin Board.

On each drawdown settlement date for the sale of common shares, we must deliver an opinion from our counsel about these matters.

Restrictions on Future Financings

The common stock purchase agreement provides that we must pay
Thumberland a $100,000 fee before we may raise money by selling our securities for cash at a discount to the market price until the earlier of 18 months from the effective date of the registration statement of which this prospectus is a part or the date which is 60 days after Thumberland has purchased the maximum of $10 million worth of common stock from us under the common stock purchase agreement. There are exceptions to this liquidated damages payment for securities that we may sell under the following circumstances:

in a registered public offering which is underwritten by one or more established investment banks;
in one or more private placements where the purchasers do not have registration rights;
pursuant to any presently existing or future employee benefit plan which plan has been or is approved by the our stockholders;
pursuant to any compensatory plan for a full-time employee or key consultant;
in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money; and a transaction to which Thumberland gives its written approval.

Costs of Closing the Transaction

At the closing of the transaction on July 20, 2000, we delivered the requisite opinion of counsel to Thumberland and paid the escrow agent, Epstein Becker & Green P.C., $10,000 for Thumberland's legal, administrative and escrow costs. We paid Ladenburg Thalmann & Co. Inc. an additional $7,500 for its expenses. Ladenburg Thalmann also received a stock purchase warrant exercisable for up to 195,771 shares of our common stock with an exercise price equal to 115% of the volume-weighted average price of our common stock on the five trading days prior to July 20, 2000 or $2.9376. We are also obligated to pay a fee of $17,500 to Ladenburg upon our initial draw. Ladenburg Thalmann is not obligated to purchase any of our shares pursuant to the warrant.

Termination of the Stock Purchase Agreement

Thumberland may terminate the equity draw down facility under the common stock purchase agreement if any of the following events occur:

our common shares are delisted from The OTC Bulletin Board unless such delisting is in connection with the listing of such shares on another stock exchange in the United States; or we file for protection from creditors.

We may terminate the common stock purchase agreement if Thumberland fails to fund more than one drawdown within three trading days of the date payment for such drawdown is due. If Thumberland fails to fund more than one drawdown, each of the stock purchase warrants issued to Thumberland and Ladenburg Thalmann will be cancelled except as to ten percent of the shares covered by the stock purchase warrant and any warrant shares previously purchased under the warrant. This cancellation does not apply to the shares of common stock already purchased through the exercise of the warrants prior to Thumberland's failure to timely fund more than one drawdown.

Indemnification of Thumberland

Thumberland is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the registration statement and the prospectus, except as they relate to information supplied by Thumberland to us for inclusion in the registration statement and prospectus.

                         SELLING SECURITYHOLDERS

Overview

Shares of our common stock registered for resale under this prospectus constitute 50.3% of our issued and outstanding common shares as of August 31, 2000. The number of shares we are registering is based in part on:

our good faith estimate of the maximum number of shares we will issue to Thumberland under the common stock purchase agreement; and the decision to register the maximum number of shares issuable through exercise of the attached repricing warrants held by the Sovereign
Lenders.

Accordingly, the number of shares we are registering for issuance under the common stock purchase agreement and for exercise of the repricing warrants, may differ from the number we actually issue under the common stock purchase agreement. If we anticipate that the number of shares of common stock registered under the registration statement, of which this prospectus is part, will be less than the number of shares of common stock we may issue to Thumberland, then we will then file another registration statement with the Securities and Exchange Commission to register the offer and resale of additional shares of our common stock.

Thumberland Limited

Thumberland Limited is engaged in the business of investing in publicly traded equity securities for its own account. Thumberland's principal offices are located at c/o Dr. Batliner & Partner, Aeulestrasse 74, FL-9490 Vaduz, Liechtenstein. Investment decisions for Thumberland are made by its board of directors. Other than the stock purchase warrant we issued to Thumberland in connection with closing the common stock purchase agreement, Thumberland does not currently own any of our securities as of the date of this prospectus. Other than its obligation to purchase shares of our common stock under the common stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. Prior to being introduced to Thumberland by Ladenburg Thalmann, there was no business relationship between Cambex and Thumberland. Moreover, since that introduction, there remains no other business relationship between Thumberland and Cambex other than the relationship established by the common stock purchase agreement.

Ladenburg Thalmann & Co. Inc.

Ladenburg Thalmann & Co. Inc. has acted as placement agent in connection with the common stock purchase agreement. Ladenburg Thalmann introduced us to Thumberland and assisted us with structuring the equity drawdown facility with Thumberland. Ladenburg Thalmann's duties as placement agent were undertaken on a reasonable best efforts basis only. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities.

This prospectus covers 195,771 shares of common stock issuable upon exercise of a stock purchase warrant we issued to Ladenburg Thalmann as placement compensation for introducing us to Thumberland. That warrant is exercisable at $2.9376 per share and expires on July 20, 2003. The decision to exercise the warrant issued, and the decision to sell the common stock issuable through the exercise of the warrant, will be made by Ladenburg Thalmann's officers and board of directors. Other than the warrant, Ladenburg Thalmann does not currently own any of our securities as of the date of this prospectus. Our engagement agreement with Ladenburg Thalmann provides Ladenburg Thalmann with a right of first refusal for one year after completion of the offering under the common stock purchase agreement, as underwriter or placement agent, of all of our financing arrangements at terms no less favorable than we could obtain in the market.

Sovereign Lenders

Of the 4,897,603 shares we are registering, 1,906,061 shares are being registered and may be offered for sale from time to time during the period the registration statement remains effective, by or for the accounts of the Sovereign Lenders.  The Sovereign Lenders currently hold series 1 bridge financing notes that are convertible into
shares of our common stock, together with repricing warrants attached to the bridge notes that may be exercisable for shares of our common stock.  The Sovereign Lenders also hold common stock purchase
warrants for shares of our common stock.   Our securities now held
by the Sovereign Lenders were acquired from us in a private placement pursuant to a series 1 bridge note purchase agreement. Certain of the shares of common stock being registered for resale will be issued upon exercise of warrants.

Selling Securityholders Table

Based on information provided to us by each of Thumberland and the Sovereign Lenders, the following table shows, as of August 31, 2000:

The number of shares and the percentage each Sovereign Lender and Thumberland beneficially owns before the effectiveness of the registration statement of which this prospectus is a part, based on our common stock outstanding on August 31, 2000 (which amount includes the maximum number of shares that the Sovereign Lenders may acquire as a result of the exercise of attached repricing warrants);
The number of shares of common stock each Sovereign Lender and Thumberland may resell under this prospectus; and Assuming each Sovereign Lender and Thumberland sells all the shares it is entitled to sell under this prospectus, the number of shares of common stock and the percentage each Sovereign Lender and Thumberland will beneficially own after the effectiveness of the registration statement of which this prospectus is a part, based on our common stock outstanding on August 31, 2000 and the issuance of shares included in this prospectus.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, is not necessarily indicative of beneficial ownership for any other purpose, and generally includes voting or investment power with respect to securities. Except as indicated, we believe each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of options or warrants held by that person that are currently exercisable or exercisable within 60 days following August 31, 2000 (October 30, 2000) are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

                          Shares of Common Stock            Shares of Common
                       Beneficially Owned Before     Stock to be Beneficially
                  Offering Under this Prospectus	       Owned After Offering
                                                     Under this Prospectus(1)



Name                          Number 	Percentage Shares to be  Number Percentage
			                                                  Offered
Thumberland Limited (2)	        2,795,771 	28.7%	   2,795,771	    0%	     0%
SovCap Equity Partners, Ltd. (3)1,524,848 	15.7	    1,524,848    	0	      0
Correllus International Ltd. (4)  238,258 	 2.4	      238,258	    0	      0
Ladenburg Thalmann & Co., Inc. (5)195,771	  2.0	      195,771	    0	      0
Arab Commerce Bank, Ltd. (6)      142,955	  1.5	      142,955	    0	      0
-----------------------------------
(1)	Assumes the sale of all shares of our common stock that the selling security holder may sell under this prospectus.

(2)	Assumes Thumberland is issued all 2,600,000 shares of our common stock under the common stock purchase agreement that are being registered pursuant to the registration statement of which this prospectus is a part and includes 195,771 shares issuable upon exercise of a stock purchase warrant.

(3)	Consists of a total of 519,966 shares issuable upon the exercise of two series 1 bridge financing notes, a total of 764,882 shares issuable upon exercise of two attached repricing warrants and a total of 240,000 shares issuable upon exercise of two common stock purchase warrants.

(4)	Consists of 81,245 shares issuable upon the exercise of a series 1 bridge financing note, 119,513 shares issuable upon exercise of an attached repricing warrant and 37,500 shares issuable upon exercise of a common stock purchase warrant.

(5)	Consists of shares issuable upon exercise of a stock purchase warrant.

(6)	Consists of 48,747 shares issuable upon the exercise of a series 1 bridge financing note, 71,708 shares issuable upon exercise of an attached repricing warrant and 22,500 shares issuable upon exercise of a common stock purchase warrant.

The selling securityholders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the common stock purchase agreement with Thumberland, the engagement letter with Ladenburg Thalmann and the ownership of securities convertible into or exercisable for shares of our common stock.

                       PLAN OF DISTRIBUTION

General

Thumberland is offering the shares of common stock for its account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common shares by Thumberland. Thumberland may be offering for sale up to 2,600,000 shares of common stock acquired by it pursuant to the terms of the stock purchase agreement more fully described under the section above entitled "Thumberland Common Stock Purchase Agreement" and the stock purchase warrant we issued to it in connection with the transaction. Thumberland has agreed to be named as a statutory underwriter within the meaning of the Securities Act of 1933, as amended, in connection with such sales of common stock and will be acting as an underwriter in its resales of the shares of common stock under this prospectus. Thumberland has, prior to any sales, agreed not to effect any offers or sales of the common shares in any manner other than as specified in the prospectus and not to purchase or induce others to purchase shares of common stock in violation of any applicable state and federal securities laws, rules and regulations and the rules and regulations of The National Association of Securities Dealers.

	On August 31, 2000, we had 9,731,635 shares of common stock outstanding. The following table shows the number of shares we would issue to Thumberland and the price it would pay for those shares given the hypothetical variables shown in the table, if :

we requested drawdowns of the maximum amounts under the common stock purchase agreement;

the volume weighted average daily price in the table is the volume-weighted average daily price of our common stock for the 22 trading days before each drawdown request under the common stock purchase agreement and the 22 trading days after each drawdown request;

the average trading volume in the table is the average trading volume for the 45 trading days before each drawdown request; and

we do not issue more shares to Thumberland under the common stock purchase agreement than we are currently registering for resale of the shares issued under the common stock purchase agreement.

                            Number of
                      				 shares issued
Volume			                  to Thumberland	                Price		 Percentage
Weighted  	   Average	       under Common	             per share   of shares
Average   	   Trading	     Stock Purchase              	paid by	   owned by
Daily Price	 Volume(h)     	Agreement (i)           	Thumberland	 Thumberland


$2.50(a)	     13,551		 	        0		     	                  0	          0
$1.875(b)	    13,551			         0			                       0          	0
$1.25(c)	     13,551         			0			                       0	          0
$0.625(d)	    13,551			         0			                       0	          0
$3.125(e)	    13,551			         0			                       0	          0
$3.75(f)	     13,551			         0			                       0          	0
$4.375(g)	    13,551		        1,154,016		               4.06875	     11.9%



(a)Represents the closing price of our stock on August 31, 2000.
(b)Represents 75% of the closing price of our stock on August 31, 2000.
(c)Represents 50% of the closing price of our stock on August 31, 2000.
(d)Represents 25% of the closing price of our stock on August 31, 2000.
(e)Represents 125% of the closing price of our stock on August 31, 2000.
(f)Represents 150% of the closing price of our stock on August 31, 2000.
(g)Represents 175% of the closing price of our stock on August 31, 2000.
(h)Represents the average trading volume of our common stock for the 45 trading days preceding August 31, 2000.

(i)The number of shares we would issue could be limited by a provision of the common stock purchase agreement that prevents us from issuing shares to Thumberland to the extent. Thumberland would beneficially own more than 9.9% our then outstanding stock and by the minimum drawdown amount of $250,000.


To permit Thumberland to resell the common shares issued to it under the stock purchase agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Thumberland that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, to keep it effective until the earliest of any of the following dates:

the date after which all of the shares of common stock held by Thumberland or its transferees that are covered by the registration statement of which this prospectus is a part have been sold under the provisions of Rule 144 under the Securities Act;
the date after which all of the shares of common stock held by Thumberland or its transferees that are covered by the registration statement have been transferred to persons who may trade such shares without restriction under the Securities Act and we have delivered new certificates or other evidences of ownership of such common shares without any restrictive legend;
the date after which all of the shares of common stock held by Thumberland or its transferees that are covered by the registration statement have been sold by Thumberland or its transferees pursuant to such registration statement;
the date after which all of the shares of common stock held by Thumberland or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, under Rule 144 under the Securities Act irrespective of any applicable volume limitations;
the date after which all of the shares of common stock held by Thumberland or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, without any time, volume or manner limitations under Rule 144(k) or similar provision then in effect under the Securities Act; or the date after which none of the shares of common stock held by Thumberland that are covered by the registration statement are or may become issued and outstanding.

Shares of common stock offered through this prospectus may be sold from time to time by Thumberland, Ladenburg Thalmann and the Sovereign Lenders or by pledgees, donees, transferees or other successors in interest to the Sovereign Lenders. We will supplement this prospectus to disclose the names of any pledgees, donees, transferees or other successors in interest that intend to offer common stock through this prospectus.

Sales may be made on the OTC Bulletin Board, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling securityholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by the selling securityholders that there are no existing arrangements between any selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which may be sold by selling securityholders through this prospectus. Selling securityholders may be deemed underwriters in connection with resales of their shares.

The shares of common stock may be sold in one or more of the following manners:

a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
purchases by a broker or dealer for its account under this prospectus; or ordinary brokerage transactions and transactions in which the broker solicits purchases.

In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of shares of common stock by the selling securityholders. Brokers or dealers may receive commissions, discounts or other concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of shares of common stock as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Any broker-dealer participating in such transactions as agent may receive commissions from the selling securityholders (and, if they act as agent for the purchaser of shares of common stock, from such purchaser).

Broker-dealers may agree with the selling securityholders to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent a broker dealer is unable to do so acting as agent for the selling securityholders, to purchase as principal any unsold shares of common stock at a price required to fulfill the broker-dealer commitment to the selling securityholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. Brokers or dealers who acquire shares of common stock as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the shares.

In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144, may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part, and have reimbursed Thumberland $10,000 for its legal, administrative and escrow costs.

Thumberland and each of the other selling securityholders are subject to the applicable provisions of the 1934 Securities Exchange Act, including without limitation, Rule 10b-5 thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of common stock may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the shares to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition, in connection with the transactions involving shares of common stock, Thumberland, each of the Sovereign Lenders, and the Company will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the shares.

The selling securityholders will pay all commissions and their own expenses, if any, associated with the sale of shares of the common stock, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

The price at which we will issue the common shares to Thumberland under the stock purchase agreement will be 93% of the volume-weighted average daily price traded on the OTC Bulletin Board, for each day in the pricing period with respect to each drawdown request. Assuming we receive $5,755,000 of financing available under the stock purchase agreement using 18 drawdowns, and assuming we issue all 2,414,917 shares registered for issuance under the common stock purchase agreement, we will pay underwriting compensation to and expenses for Thumberland, and other offering expenses, as follows:

              Underwriting Compensation and Expenses

                                             Per Share               Total

DISCOUNT TO THUMBERLAND (A)	                    $0.179375	           $433,176
Expenses payable on behalf of Thumberland:
   Escrow Fees	                                  0.011181	             27,000
   Legal fees of Thumberland	                    0.004141              10,000
Estimated offering expenses:
   Placement agent fees (b)                      0.129509            	312,753
   SEC filing fee	                               0.001668		             4,029
   Accountants' fees and expenses	               0.000580		             1,400
   Legal fees and expenses	                      0.041409		           100,000
Total	                                          $0.367863 	          $888,358

(a)	We also issued to Thumberland a stock purchase warrant to purchase 195,771 shares of our common stock at $ 2.9376 per share as consideration for providing the common stock purchase agreement. The closing price of our common stock
on July 20, 2000 was $2.969.   The warrant expires July 20, 2003.

(b)	We also issued to the placement agent a stock purchase warrant to purchase
195,771 shares of our common stock at $2.9376 per share as consideration for placement services. The closing price of our common stock on July 20, 2000 was $2.969 per share. The warrant expires on July 20, 2003.


Limited Grant of Registration Rights

We granted registration rights to Thumberland to enable it to sell the common stock it purchases under the common stock purchase agreement. In connection with any such registration, we will have no obligation:

to assist or cooperate with Thumberland in the offering or disposition of such shares;
to indemnify or hold harmless the holders of any such shares (other than Thumberland) or any underwriter designated by such holders;
to obtain a commitment from an underwriter relative to the sale of any such shares; or to include such shares within any underwritten offering we do.

We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with Thumberland, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, as amended, that a supplemental prospectus be filed, disclosing:

the name of any broker-dealers;
the number of common shares involved;
the price at which the common shares are to be sold;
the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;
that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and any other facts material to the transaction.

Our registration rights agreement with Thumberland permits us to restrict the resale of the shares Thumberland has purchased from us under the common stock purchase agreement for a period of time sufficient to permit us to amend or supplement this prospectus to include material information. If we restrict Thumberland for more than 30 consecutive days and our stock price declines during the restriction period, we are required to pay to Thumberland cash to compensate Thumberland for its inability to sell shares during the restriction period. The amount we would be required to pay would be the difference between our stock price on the first day of the restriction period and the last day of the restriction period, for each share held by Thumberland during the restriction period that has been purchased under the common stock purchase agreement.

                            LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                              EXPERTS

The financial statements of the Company appearing in this prospectus have been audited by Belanger & Company, P.C., independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                         AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Commission are also publicly available through the Commission's Web site on the Internet at http://www.sec.gov. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Descriptions of any contract or other document referred to in this prospectus are not complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. At your written or telephonic request, we will provide you, without charge, a copy of any of the information that is incorporated by reference herein (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Direct your request to the Company at Cambex Corporation, 360 Second Avenue, Waltham, MA 02451, Attention: Chief Executive Officer, telephone (781) 890-6000.

                              CAMBEX CORPORATION
                     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        	Page

Independent Auditors' Report	                                            F-2

Consolidated Balance Sheets at December 31, 1998, December 31, 1999
and July 1, 2000 (unaudited)	                                            F-3

Consolidated Statements of Operations for the Years Ended
December 31, 1998 and December 31, 1999 and for the three months
ended July 3, 1999 and July 1, 2000 (unaudited)	                         F-5

Consolidated Statements of Stockholders' Equity for the Years Ended
December 31, 1998 and December 31, 1999	                                 F-6

Consolidated Statements of Cash Flows for the Years Ended
December 31, 1998 and December 31, 1999 and for the three months
ended July 3, 1999 and July 1, 2000 (unaudited)	                         F-7

Notes to Consolidated Financial Statements	                              F-9

                     Independent Auditors' Report

To The Stockholders of Cambex Corporation:

We have audited the accompanying consolidated balance sheets of Cambex Corporation (a Massachusetts corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' investment and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We have conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cambex Corporation and subsidiaries as of December 31, 1999, and 1998 and the results of their operations and their cash flows for the years ended December 31, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of the financial statements is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                             BELANGER & COMPANY, P.C.
                                             CERTIFIED PUBLIC ACCOUNTANTS

Chelmsford, Massachusetts
March 29, 2000


                  CAMBEX CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED BALANCE SHEETS
            JULY 1, 2000, DECEMBER 31, 1999 AND DECEMBER 31, 1998

                                ASSETS

                                           	 JULY 1,	DECEMBER 31,	DECEMBER 31,
		                                            2000   			1999			       1998
                             							      (unaudited)

CURRENT ASSETS:

CASH AND CASH EQUIVALENTS	                  $  571,461 	$	 366,743	 $	 211,452
   ACCOUNTS RECEIVABLE,
   Less Reserves of $100,000
   in 2000, 1999 and 1998		                    149,312		   202,466		   514,335

   CURRENT PORTION OF INVESTMENT
   IN SALES-TYPE LEASES, net of unearned
   interest  income of $400 in 1998		                - 		        - 		   25,820

   INVENTORIES  		                             535,149		   622,430	 	  303,720

   PREPAID EXPENSES 		                          64,049		    65,995    		72,852

      TOTAL CURRENT ASSETS 	               $	1,319,971	$	1,257,634	$	1,128,179

PROPERTY AND EQUIPMENT, at cost:
   MACHINERY AND EQUIPMENT 	               $	3,052,887	$	3,052,887	$	3,044,199
   FURNITURE AND FIXTURES 		                   162,625	   	162,625	   	247,173
   LEASEHOLD IMPROVEMENTS 	                   	602,092   		602,092   		602,092
                                          	$	3,817,604	$	3,817,604	$	3,893,464

 LESS - ACCUMULATED DEPRECIATION
             AND AMORTIZATION 		             3,680,342 		3,639,196 		3,585,441

 NET PROPERTY AND EQUIPMENT	               $  	137,262	$  	178,408	$  	308,023

OTHER ASSETS
      OTHER 	                              $   	37,830	$   	37,830	$	   37,830

  TOTAL ASSETS	                            $	1,495,063	$	1,473,872	$	1,474,032



                       CONSOLIDATED BALANCE SHEETS

          JULY 1, 2000, DECEMBER 31, 1999 AND DECEMBER 31, 1998

                 LIABILITIES AND STOCKHOLDERS' INVESTMENT

                                            	JULY 1,	DECEMBER 31,	DECEMBER 31,
	                                            	2000			   1999			       1998
	                                        (unaudited)
CURRENT LIABILITIES:
LOAN AGREEMENT	                          $  	298,600	$	  601,029 	 $	  393,424
NOTES PAYABLE		                            2,287,940   		550,000		           -
ACCOUNTS PAYABLE		                           454,925   		463,675		     408,841
OBLIGATIONS FOR TRADE-IN MEMORY		            240,000		   286,250		     360,250
OTHER LIABILITIES-SHORT TERM PORTION		     1,213,250		   967,558		   1,146,168
ACCRUED EXPENSES		                           578,379		   513,849		     394,039

  TOTAL CURRENT LIABILITIES 	            $	5,073,094	$	3,382,361	 $	 2,702,722

LONG TERM DEBT  	                        $	1,273,730 $ 1,273,730 	$	 1,063,730
OTHER LIABILITIES-LONG TERM PORTION		      1,650,734 		2,324,540	   	3,173,007
DEFERRED REVENUE		                           100,116		   100,116		     255,366
STOCKHOLDERS' INVESTMENT:
PREFERRED STOCK, $ 1.00 PAR VALUE PER SHARE
AUTHORIZED - 3,000,000 SHARES
	ISSUED - NONE

COMMON STOCK, $ .10 PAR VALUE PER SHARE
AUTHORIZED - 25,000,000 SHARES
    ISSUED -11,269,615 shares in 2000,
	11,076,232 shares in 1999, and
	11,072,582 shares in 1998 	             $ 1,126,962 	$ 1,107,623 	$ 1,107,258
CAPITAL IN EXCESS OF PAR VALUE		          15,984,266		 15,970,199		 15,966,625
ACCUMULATED OTHER
   COMPREHENSIVE INCOME		                    101,989		    101,989		     88,134
RETAINED EARNINGS (DEFICIT)		            (22,938,862)	(21,931,920)	(22,028,044)
LESS - COST OF SHARES HELD IN TREASURY
	1,537,980 in 2000,
	1,534,356 in 1999 and 1998		               (876,966)  		(854,766)  		(854,766)

TOTAL STOCKHOLDERS' INVESTMENT 	         $(6,602,611) $(5,606,875) $(5,720,793)
TOTAL LIABILITIES AND STOCKHOLDERS'
 INVESTMENT                              $	1,495,063 	$	1,473,872 	$	1,474,032

The accompanying notes are an integral part of these consolidated financial statements.



                   CAMBEX CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1999
           AND FOR THE SIX MONTHS ENDED JULY 3, 1999 AND JULY 1, 2000


	                      Six Months Ended	Year Ended	Six Months Ended	Year Ended
		                       July 1, 2000			December 31,  July 3, 1999 	December 31,
	                        (unaudited)       1999                        1998

REVENUES	                $  1,057,415	  $	3,401,733	  $	2,002,924   	$	3,748,933
COST OF SALES		               557,676		   1,422,430		     869,373		    2,967,406
Gross profit	            $	   499,739	  $	1,979,303	  $	1,133,551	   $	  781,527
OPERATING EXPENSES:
Research and development $   	690,713	  $	1,096,806	  $	  635,460	   $ 1,379,094
Selling 		                    517,697	     	778,839		     369,814	     1,241,385
General and administrative  		223,598		     607,408		     300,709	       760,578
	                        $  1,432,008	  $	2,483,053	  $ 1,305,983   	$	3,381,057
OPERATING INCOME (LOSS)	 $  	(932,269)	 $ 	(503,750)	 $ 	(172,432)	  $(2,599,530)
OTHER INCOME (EXPENSE):
    Interest expense		       (177,079)		   (173,265)		    (73,030)     		(70,000)
    Interest income		            -            		405		         405		        3,641
    Other income (expense)		     -		         14,827		      13,810		     (107,288)
INCOME (LOSS) BEFORE
 INCOME TAXES AND
 EXTRAORDINARY ITEMS	    $	(1,109,348)	 $ 	(661,783)	 $ 	(231,247)	  $(2,773,177)
  Provision for income taxes    	-		           -           		-            		-
INCOME (LOSS) BEFORE
 EXTRAORDINARY ITEMS    	$ (1,109,348)  $ 	(661,783)	 $ 	(231,247)	  $(2,773,177)
  Extraordinary
   Items(Note 15)	            102,406     		757,907		     499,538		         -
NET INCOME (LOSS)	       $ (1,006,942)	 $	   96,124	  $	  268,291	   	(2,773,177)
OTHER COMPREHENSIVE INCOME,
 NET OF TAX:
  Foreign Currency
   translation Adjustments		     -         		13,855		        -		          27,378
OTHER COMPREHENSIVE
 INCOME	                 $	      -	     $   	13,855	  $     	-      	$	   27,378
TOTAL COMPREHENSIVE
  INCOME (LOSS)	         $ (1,006,942)	 $	  109,979	  $	  268,291	   $(2,745,799)
TOTAL COMPREHENSIVE
 INCOME (LOSS) PER
 COMMON SHARE	           $     	(0.10)	 $	     0.01	  $	     0.03	   $	    (0.30)

Weighted Average Common
 Shares Outstanding 		      9,640,000   		9,540,000		   9,500,000		    9,300,000
Weighted Average Common
 and Common Equivalent
 Shares Outstanding 		     10,390,000		  10,390,000   		9,500,000		    9,300,000

The accompanying notes are an integral part of these consolidated financial statements.



                      CAMBEX CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT

                                                       Accumulated
                           	Common Stock	  Capital in    Other       Retained 	 Cost of
	                              $.10	       Excess of  Comprehensive	 Earnings	 Shares Held
		                          Par Value		    Par Value   		Income		    (Deficit)	in Treasury

BALANCE AT DECEMBER 31, 1997	$	1,063,611	$	15,814,783 	$	60,756	$	(19,254,867)	$	(854,766)

ADD:
    Net loss	                $	     -	   $	      -	    $	  -	   $ 	(2,773,177) $ 	   -
    Exercise of employee
     stock options		                 600		        120		    -		           -		         -
    Stock Purchase Plan Shares		   5,386 		     1,077		    -		           -		         -
    Issuance of shares pursuant
      to reorganization plan		    37,661		    150,645		    -		           -		         -
    Translation adjustment		        -		          -		     27,378		        -		         -

BALANCE AT DECEMBER 31, 1998	$ 1,107,258 $ 15,966,625 	$	88,134 $	(22,028,044) $ (854,766)

ADD:
    Net income	              $	     -   	$	      -	    $  	-	   $	     96,124	 $	    -
    Exercise of employee
     stock options		                 365		         74 	    -           		-		         -
    Issuance of warrants		          -		         3,500		    -		           -		         -
    Translation adjustment		        -		          -		     13,855		        -		         -

BALANCE AT DECEMBER 31, 1999	$ 1,107,623 $ 15,970,199 	$101,989 $ (21,931,920) $ (854,766)



The accompanying notes are an integral part of these consolidated financial statements.



                  CAMBEX CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF CASH FLOW
         FOR THE YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1999
          AND FOR THE SIX MONTHS ENDED JULY 3, 1999 AND JULY 1, 2000


                         	                                Six Months Ended	Year Ended Six Months Ended Year Ended
		                                                           July 1, 2000		December 31, July 3, 1999 		December 31,
                                                             	(unaudited)     1999                       1998

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	                                            $(1,006,942)	$   	96,124	$	  268,291	$(2,773,177)
Adjustments to reconcile net income(loss) to net
  cash provided by (used in) operating activities:
    Depreciation 	                                            $	41,146	    $	  131,603	$	   65,784	$	  283,243
    Provision for losses on accounts receivable		                 -     		        -		         -		         -
    Provision for losses on inventory 		                          -		             -		         -		         -
    Amortization of prepaid expenses		                           7,210		         7,822		     7,822		    24,892
    Common stock/warrants issued in lieu of cash		              10,246		          -		         -		      194,769
  Change in assets and liabilities:
    Decrease (increase) in accounts receivable		                53,154 		      311,869		   253,678 		  686,008
    Decrease (increase) in inventory 		                         87,281		      (318,710)		 (270,563) 	1,109,205
    Decrease (increase) in investment in sales-type leases   	    -   		        25,820	     25,820 	  	 59,299
    Decrease (increase) in prepaid expenses	                   	(5,264)		         (965)		   10,694		    23,439
    Decrease in other assets		                                    -       		      -		         -		         -
    Increase (decrease) in accounts payable		                   (8,750)		       54,834		     7,435		   112,422
    Increase (decrease) in obligations for trade-in memory    	(46,250) 		     (74,000) 		    -    		  360,250
    Increase (decrease) in accrued expenses		                   64,530		       119,810     	77,987 		  (67,686)
    Increase (decrease) in deferred revenue		                     -		         (155,250) 		 (29,000) 		 239,888
    Increase (decrease) in other liabilities	                	(428,114)		   (1,027,077) 		(658,539)		4,319,175
    Increase (decrease) in liabilities subject to compromise	     -		             -		         -    	(6,325,273)
      Total adjustments	                                    $ (224,811)	   $	 (924,244)	$	(508,882)$ 1,019,631
    Net cash provided by (used in) operating activities 	   $(1,231,753)  	$	 (828,120)	$	(240,591)$(1,753,546)
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of equipment, net	                            $	     -	      $    (1,988)	$   (3,395)$ 	   3,500
    Net cash provided by (used in) investing activities	    $	     -	      $	   (1,988)	$	  (3,395)$     3,500

                                       F-7


CASH FLOWS FROM FINANCING ACTIVITIES:
    Increase (decrease) in notes payable 	                  $	1,737,940	   $	  760,000	 $	 100,000	$	1,063,730
    Proceeds from sale of common stock and warrants		               960		        3,939		      -		          720
    Net borrowings (repayments) under loan agreement		         (302,429)		     207,605		   133,780		   393,424
    Net cash provided by (used in) financing activities 	   $	1,436,471	   $	  971,544	 $	 233,780	$	1,457,874
    Effect of exchange rate changes on cash		                      -		          13,855		      -		       27,378
Net increase (decrease) in cash and cash equivalents 	      $	  204,718	   $	  155,291	 $	 (10,206)$  (264,794)
Cash and cash equivalents at beginning of year		                366,743		      211,452		   211,452 		  476,246
Cash and cash equivalents at end of year 	                  $	  571,461	   $	  366,743 	$	 201,246 $   211,452

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid during the period for:
      Interest 	                                            $	   11,618	   $	   13,265	 $	  10,000	$	     -
      Income Taxes		                                               -		            -		         -      		   -

The accompanying notes are an integral part of these consolidated financial statements.


                   CAMBEX CORPORATION AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Information for the Three Months Ended April 3, 1999 and
                        April 1, 2000 is unaudited)

(1)	Liquidity

As further described in Note 12, from June 1, 1998 through August 18,
1999, the Company borrowed $1,270,000 in cash in exchange for its issuance of 10% Subordinated Convertible Promissory Notes, of which $700,000 was used to pay pre-petition debt and legal and professional fees resulting from the Company voluntarily filing a petition for relief under Chapter 11 of the federal bankruptcy code on October 10, 1997 with the United States Bankruptcy Court in Boston, Massachusetts. The Company's reorganization plan was confirmed by the Court and the Company emerged from Chapter 11 on April 23, 1998. As described in the Company's Reorganization Plan, the success of the Reorganization Plan is dependent upon several factors, including the Company's ability to raise additional capital. Additional financing will be used to fund continuing operations of the Company, particularly in research and development as well as sales and marketing. The Company also has a loan and security agreement under which the Company may borrow up to $650,000 outstanding at any one time. During 1999, the Company borrowed $550,000 in cash from the issuance of notes payable with interest at 12% per annum and maturities of November 2000.

The Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. The Company's management believes it has taken the appropriate corrective actions to reduce expenses through consolidation of the workforce and outsourcing certain operations and to increase revenue through the development of new strategic relationships which management believes will lead to sale of a greater volume of products. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

(2)	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Cambex Corporation and its wholly-owned subsidiaries (the Company). All material intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

The Company manufactures equipment for sale or lease. Revenue from product sales is recognized at the time the hardware and software are shipped. The Company accepts memory in trade as consideration in certain revenue transactions. Revenue is recorded at the net cash received. When the memory is subsequently sold, the amount received is recorded as revenue. Service and other revenues are recognized ratably over the contractual period or as the services are provided. Under certain equipment leases which qualify as sales type leases, the present value of noncancelable payments is currently included in revenues as sales, and all related costs, exclusive of the residual value of the equipment, are currently included in cost of sales. The unearned interest is recognized over the noncancelable term of the lease. The Company has deferred revenue associated with the sale of certain products that have future performance obligations. For equipment leased under operating lease agreements, revenue is recognized over the lease term and the equipment is depreciated over its estimated useful life.

License fees are amortized over the useful life of the technologies being licensed.

Inventories

Inventories, which include materials, labor and manufacturing overhead, are stated at the lower of cost (first-in, first-out) or market and consist of the following:

                           December 31, 1998     December 31, 1999

Raw materials 				           $   228,524 		          $   419,984
Work-in-process 					             51,215 		               78,572
Finished goods 					              23,981 		              123,874

                                 303,720 		              622,430

Property and Equipment

The Company provides for depreciation and amortization on a straight-line basis to amortize the cost of property and equipment over their estimated useful lives as follows:

Leasehold improvements				2-10 Years
Machinery and equipment				3- 8 Years
Furniture and fixtures				3- 8 Years
Leased equipment				3- 5 Years

Maintenance and repair items are charged to expense when incurred; renewals or betterments are capitalized.

If property is sold or otherwise disposed of, the Company's policy is to remove the related cost and accumulated depreciation from the accounts and to include any resulting gain or loss in income.

Depreciation expense of $131,603, $283,243, and $569,207, was recorded for the periods ended December 31, 1999, December 31, 1998, and December 31, 1997, respectively.

Net Income (Loss) Per Common Share

On January 1, 1997, the Company adopted Statement of Financial
Accounting Standards (SFAS) No. 128, "Earnings Per Share". SFAS No. 128 replaces the presentation of primary income (loss) per share with a dual presentation of basic income (loss) per share and diluted income (loss) per share for each year for which a statement of operations is presented.

Basic income (loss) per share amounts are based on the weighted average number of common shares outstanding during each year. Diluted income (loss) per share amounts are based on the weighted average number of common shares and common share equivalents outstanding during each year to the extent such equivalents have a dilutive effect on the income (loss) per share.

For the year ended December 31, 1999, common stock equivalents had no material effect on the computation of earnings per share. For the years ended December 31, 1998 and 1997, common share equivalents were not included in diluted income (loss) per share because the Company incurred a loss for each year. The inclusion of the common stock equivalents would have had an antidilutive effect on the computation of diluted income (loss) per share.

Cash and Cash Equivalents

Cash and cash equivalents are recorded at cost which approximates market value. Cash equivalents include certificates of deposit, government securities and money market instruments purchased with maturities of less than three months.

Stock Options and Employee Stock Purchase Plan

Proceeds from the sale of newly issued stock to employees under the Company's stock option plans and Employee Stock Purchase Plan are credited to common stock to the extent of par value and the excess to capital in excess of par value. Income tax benefits attributable to stock options are credited to capital in excess of par value.

Disclosures about the Fair Value of Financial Instruments

The Company's financial instruments consist mainly of cash, cash equivalents, accounts receivable, investment in sales-type leases, property held for sale, accounts payable, notes payable, and a revolving credit agreement. The carrying amounts of these financial instruments approximate their fair value due to the short-term nature of these instruments, except for the following. Under the reorganization plan described in Note 1 to the financial statements, other liabilities of approximately $4,300,000 are expected to be paid over a 30 month period which commenced in October 1998, without interest. Accordingly, the net present value of these payments approximate $2,200,000 at December 31, 1999 assuming an interest rate of 8.50%, $3,800,000 at December 31, 1998 assuming an interest rate of 7.44% and $4,000,000 at December 31, 1997 assuming an interest rate of 9%.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of

On January 1, 1996, the Company adopted Statement of Financial
Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of". SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The statement also requires that certain long-lived assets and identifiable intangibles to be disposed of be reported at the lower of the carrying amount or fair value less cost to sell. Based on its review, the Company does not believe that any material impairment of its long-lived assets has occurred. The Company's review was based on the assumption that the Company continues as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the company be unable to continue as a going concern.

Comprehensive Income

On January 1, 1998, the Company adopted SFAS No. 130, "Reporting
Comprehensive Income." This statement requires that changes in stockholders' equity from transactions and events other than those resulting from investments by and distributions to stockholders be reflected in comprehensive income or loss. All prior year financial statements have been reclassified to comply with this statement.

Segment Reporting

SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," became effective for periods beginning after December 31, 1997. This statement requires the presentment of information about the identifiable components comprising an enterprise's business activities.

The Company has determined that there are no separately reportable operating segments and, therefore, does not present separate reporting segments in the financial statements.

Stock-Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation", encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for such plans using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the exercise price of the stock (See Note 9).

(3)	Business, Operations and Segment Information

The Company is a designer and supplier of fibre channel hardware and software solutions for building Storage Area Networks ("SANs"). The Company's products include Fibre Channel host bus adapters, hubs, high availability software and disk arrays for building SANs in heterogeneous open systems operating environments. The Company also provides add-on memory for IBM enterprise servers.

The Company sells its equipment to end users, resellers, distributors and OEMs. The Company's principal customers operate in a wide variety of industries and in a broad geographical area. No single customer or distributor accounted for 10% or more of total sales in fiscal year 1997. During years 1998 and 1999, one customer accounted for 11% of total revenues each year. Foreign sales were 23% in 1997 and less than 10% of total revenues in fiscal 1998 and 1999. In the year ended December 31, 1999, our top five customers accounted for approximately 40% of our total net revenues, and, in the year ended December 31, 1998, our top five customers accounted for approximately 29% of our total net revenues.

(4)	Income Taxes

In accordance with SFAS No. 109, "Accounting For Income Taxes", deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The following table presents the components of income (loss) before income taxes:

                     	Year ended        Year ended          Year ended
                  December 31, 1999  December 31, 1998   December 31, 1997

Domestic	            	$ (531,000)       $ (2,549,000)     $ (5,689,000)
Foreign		               (131,000)           (224,000)         (908,000)

                    		$ (662,000)       $ (2,773,000)     $ (6,597,000)

The following table presents a reconciliation between taxes provided at the statutory federal income tax rate and the actual tax provision recorded for the following periods:

                   	     Year ended     Year ended        Year ended
                        December 1999   December 1998	   December 1997
Provision (credit) at
federal statutory rate     $  32,700    	$ (943,000)	   $ (2,243,000)
State tax provision
(credit), net of federal
 tax benefits                 14,300      	(160,000)        (358,000)
Foreign and other losses
for which no benefits
have been recorded            44,400        	76,000	         309,000
Change in valuation
Allowances                   (90,800)	    1,047,000     	  2,007,000
Other                           (600)	      (20,000)	        285,000
                           $     -0-  	  $      -0-	    $        -0-


The Company has federal net operating loss carryovers totaling
$16,271,000 which expire through the year ended December 31, 2014.

The tax effects of the significant items which comprise the deferred tax liability and tax asset, as of fiscal 1999, 1998 and 1997 are as follows:

                    	       December 1999   December 1998	  December 1997
Assets
Reserves not currently
deductible for tax purposes  $	1,584,000     $ 1,920,000	    $ 1,874,000

State tax net operating loss
carryforward		                 1,612,000       1,565,000    	  1,335,000

Federal net operating loss
carryforward		                 5,012,000       4,859,000	      4,114,000

Employee benefits	 	              41,000          47,000	         96,000

Other	 	                          49,000         154,000	         76,000

Total deferred tax assets    $	8,298,000     $ 8,545,000    	$ 7,495,000

Liabilities

Fixed asset basis
difference	                  $  (164,000)	           -0- 	           -0-
Other 	                          158,000         (45,000)        (42,000)

Total deferred tax
liabilities	                 $    (6,000) 	  $   (45,000)    $   (42,000)

Net deferred tax asset       $ 8,292,000     $	8,500,000     $ 7,453,000
Valuation allowance	          (8,292,000) 	   (8,500,000)     (7,453,000)
Tax asset	                           -0-             -0-            	-0-

Tax refunds receivable               -0-	            -0-	            -0-
Total tax asset	                     -0-	            -0-	            -0-

Due to the uncertainty of the realizability of the deferred tax assets, the Company has established a valuation allowance for the net deferred tax assets.

(5)	Short Term Borrowings

The Company has a loan and security agreement with a related party referred to in Note 12. The outstanding balance due to the related party was $601,029 and $393,424 at December 31, 1999 and 1998, respectively.

Notes payable of $550,000 at December 31, 1999 represent advances payable which are due November, 2000. These notes include amounts of $250,000 from related parties. These notes are further described in Note 12.

During 1993, the Company obtained a $10 million unsecured, revolving line of bank credit, bearing interest at the prime rate plus one-half percent with a commitment fee of 3/8 of 1% per year on the unused portion. The Company was required to repay any borrowings under this revolving credit line on March 29, 1996. During the second quarter of 1996, the Company agreed with its bank to extend and modify its Revolving Credit Agreement.

As of December 31, 1996, $1,800,000 remained outstanding under this Agreement. Subsequent to the end of the year, the Company received its refund from the Internal Revenue Service and repaid its bank in full and the agreement was terminated. Consequently, the bank released its security interest in the Company's accounts receivable, inventory and general intangibles.

(6)	Long-Term Debt and Related Matters

	Long-term debt at December 31, 1999 and 1998 consists of the following:

                                      1999                    1998
Subordinated Convertible Notes
with interest rate of 10% due
April 30, 2003                       $1,273,730          	$1,063,730
Less :  Current maturities                -0- 	                -0-
Total                                $1,273,730 	         $1,063,730

Of the advances received for the notes, approximately $560,000 was received from a related party and is discussed in Note 12.

The maturities of long-term debt for each of the succeeding five years subsequent to December 31, 1999 are as follows:

              Year				 	   Amount

              2000		   				   -0-
              2001				   	   	-0-
              2002					   	   -0-
              2003			  		$1,273,730
              Thereafter		 			-0-

             	Total	  			$1,273,730


(7)	Earnings Per Share

Earnings per share are computed by dividing net income by the average number of common shares and common stock equivalents outstanding during the year. The weighted average number of common shares outstanding during the years ended December 31, 1999, 1998 and 1997 were approximately 9,540,000, 9,300,000, and 9,100,000, respectively.

Common stock equivalents include the net additional number of shares that would be issuable upon the exercise of the outstanding common stock options and warrants (see Note 9), assuming that the Company reinvested the proceeds to purchase additional shares at market value. Common stock equivalents also include shares of common stock that would be issuable upon conversion of subordinated promissory convertible notes.

Options and warrants to purchase 143,851 and 259,305 weighted average shares of common stock during the years ended December 31, 1998 and 1997, respectively, were not included in the computation of diluted loss per share because to do so would have had an antidilutive effect on the computation of loss per share. Weighted average shares of 855,313 common stock equivalents had no material effect on the computation of earnings per share for the year ended December 31, 1999. Weighted average shares issuable from convertible notes of 5,235,261 were not included in the diluted earnings per share because to do so would have had an antidilutive effect on the computation of earnings per share.

As more fully described in Note 9, options and warrants to purchase 4,959,423, 94,970 and 187,420 shares of common stock outstanding at December 31, 1999, 1998 and 1997, respectively, and 5,235,261 shares of common stock issuable upon conversion of notes outstanding at December 31, 1999 could potentially dilute basic income (loss) per share in the future.

(8)	Commitments and Contingencies

At December 31, 1999, the Company had minimum rental commitments under long-term, noncancelable operating leases for facilities and other equipment as follows:

            Due during Fiscal Year
                      2000	           $  381,924
                      2001	           $  381,924
                      2002	           $  381,924
                      2003	           $  159,134
	                                     $1,304,906

Total rental expense, including the cost of short-term equipment leases, real estate taxes and insurance paid to the landlord and charged to operations approximated $213,000 for the year ended December 31, 1999, $260,000 for the year ended December 31, 1998, and $1,160,000 for the year ended December 31, 1997. During 1997, 1998, 1999 and 2000, the Company entered into agreements to sublet portions of its facilities to unrelated parties.

In the ordinary course of business, the Company is involved in legal proceedings. The Company believes that the outcome of these proceedings will not have a material adverse effect on the Company's financial condition or results of operations.

(9)	Stock Options and Warrants

On November 12, 1999, the Company established and on December 23, 1999, shareholders approved the Year 2000 Equity Incentive Plan. The Year 2000 Equity Incentive Plan provides for the delivery of up to 1,500,000 shares. On March 7, 1997, the Company established the 1997 Stock Option Plan. The Year 2000 Equity Incentive Plan replaces the 1997 Plan for all future options. At December 31, 1999, the Company had three stock option plans for officers and certain employees under which 2,564,320 shares were reserved and options for 1,475,000 shares were available for future grants. Options are granted at not less than 85%, or in certain cases, not less than 100%, of the fair market value of the common stock on the date of grant. Options outstanding have a term of ten years and become exercisable in installments as determined by the board of directors. The plans' options vest between one through six years and all expire between January 6, 2002 and November 12, 2009.

	Stock option activity for the three years ended December 31, 1999 was as follows:

                                             Number           Option Price
Option Shares Outstanding at
December 31, 1996                           368,820	          .25 - 16.15
Granted  	                                     -  	               -
Exercised, cancelled or expired            (181,400) 	        .25 - 10.41
Outstanding at December 31, 1997            187,420 	         .35 - 16.15
Granted 	                                      - 	                -
Exercised, cancelled or expired             (92,450) 	        .15 - 16.15
Outstanding at December 31, 1998             94,970 	                 .12
Granted                                   1,204,500 	         .12 - 2.10
Exercised, cancelled or expired            (210,150) 	        .12 - 1.67
Outstanding at December 31, 1999          1,089,320 	         .12 - 2.10

As of December 31, 1999 and 1998, options for 161,620 and 27,970 shares were exercisable at aggregate option prices of $33,524 and $3,356, respectively.

Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income(loss) and income(loss) per share would have been changed to the following pro forma amounts:

                        Year ended           Year ended           Year ended
                      December 31, 1999   December 31, 1998 December 31, 1997

Net Income (Loss):
 As reported (000's)		           96  		       (2,773)		           (6,597)

Pro Forma 		                     96 		        (2,773) 		          (6,597)

Basic and Diluted EPS:
As Reported       		           0.01		          (0.30)		            ( .72)

Pro Forma         		           0.01 		         (0.30) 		           ( .72)

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions and values for grants in the periods presented.

                                Year ended    Year ended      Year ended
                          December 31,1999 December 31,1998   December 31,1997

Assumptions:

Risk free interest rate		           6.92% 		      N/A  		          N/A
Expected dividend yield                0% 		      N/A  		          N/A
Expected life in years 		             10 		       N/A 	 	          N/A
Expected volatility    		          129.2% 		      N/A 		           N/A

Values:
Weighted average fair value
of options granted                   2.85 		       0		              0
Weighted average exercise price       .43	         .12 		          1.94

Because the SFAS No. 123 method of accounting has not been applied to options granted prior to September 1, 1994, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

As of December 31, 1999 and 1998, warrants to purchase 3,870,103 and 1,063,730 shares of common stock at weighted average prices of $0.82 and $0.50 per share, respectively, were outstanding and an equal number of shares were reserved for issuance.

(10)	Incentive Bonus Plan and 401(k) Profit Sharing Retirement Plan

The Company has an incentive bonus plan under which certain key employees as a group are entitled to receive additional compensation up to a maximum of 15% of the Company's pre-tax income, as defined. There was no provision in 1999, 1998 or 1997.

On September 1, 1988, the Company established the Cambex Corporation
401(k) Profit Sharing Retirement Plan (the Plan). Under the Plan, employees are allowed to make pre-tax retirement contributions. In addition, the Company may provide matching contributions based on pre-established rates as determined by the board of directors. The Company's contributions have been in the form of Cambex common stock since fiscal 1994.

The Company offers no post-retirement benefits other than those provided under the Plan.

(11)	Employee Stock Purchase Plan

On December 20, 1993, the Company established the Cambex Corporation
Employee Stock Purchase Plan (the Plan), which was approved by the shareholders. On August 31, 1998, the board of directors voted, subject to shareholder approval, to increase the number of shares to cover the number of shares purchased under the Plan during the period January 1, 1998 to June 30, 1998 and to terminate the Plan. Under the Plan, employees could elect to have a specified percentage of their wages withheld through payroll deduction and purchase common stock shares at 85% of the lower of the fair market value of Common Stock on the first or last trading day of each Purchase Period. There were two (2) Purchase Periods each year - the first six months and the last six months of each calendar year. During fiscal 1998, fiscal 1997 and fiscal 1996, there were 53,862, 21,069, and 50,060 shares issued under the Plan, respectively. At December 31, 1999, there were 160,708 shares reserved for issuance under the Plan.

(12)	Related Party Transactions

In November, 1999, the Company raised $550,000, including $125,000 from Joseph F. Kruy, Chairman, President and Chief Executive Officer of the Company and $125,000 from Philip C. Hankins, a Director of the Company, in cash from the issuance of 12% Notes Payable (the "Notes"), which are not due before November, 2000. In addition to the Note, each holder was issued a Stock Purchase Warrant (the "Warrant"), the exercise of which will allow the warrant holder to purchase two shares of common stock, at approximately $2.00 per share, for each dollar invested through the issuance of the Notes.

From June 1, 1999 through August 18, 1999, the Company has raised
$210,000, including $100,000 from Joseph F. Kruy, Chairman, President and Chief Executive Officer of the Company, in cash from the issuance of 10% Subordinated Convertible Promissory Notes. On June 1, 1998, the Company raised approximately $1,060,000, including approximately $460,000 from Joseph
F. Kruy, in cash from the issuance of 10% Subordinated Convertible Promissory Notes. Under the terms of the Notes, which are due on April 30, 2003, the holders may convert the notes into shares of common stock at a conversion price of $0.22 per share. In addition to the Note, each holder was issued a Stock Purchase Warrant, the exercise of which will allow the warrant holder to purchase one share of common stock, at $0.50 per share, for each dollar invested through the issuance of the Notes. Additional warrants to purchase approximately 96,000 shares of common stock, at $0.50 per share were issued on June 1, 1999 in relation to interest due on the June 1, 1998 notes.

On November 9, 1998, the Company entered into a loan and security agreement with a lender company, hereafter referred to as "Lender" which is owned by a relative of Joseph F. Kruy, Chairman and Chief Executive Officer of the Company, under which the Company may borrow up to a maximum of $650,000 being outstanding at any one time. Such loan is fully secured by all assets of the Company. The Company pays all collections from accounts receivable to the Lender not less frequently than each week until the outstanding loan amount plus related interest, which accrues at a 12% annual rate, is fully paid. Under the terms of the loan agreement, the Lender receives a warrant for the purchase of two shares of common stock, at $0.22 per share, for each dollar loaned to the Company.

On June 1, 1998, we entered into a Master Lease with CyberFin
Corporation, a corporation wholly owned by Peter J. Kruy, our Executive Vice President, Treasurer and Chief Financial Officer. Under the Master Lease we rent from CyberFin an IBM 2003 S/390 Multiprise Processor and related software and maintenance at the rate of $3,787.64 per month for a period of three years. We also purchased computer memory from CyberFin for $141,920 in 1998 and $73,000 in 1999. We believe that lease and the purchase arrangements we made with CyberFin are on terms at least as favorable to us as we would have expected from an equipment lessor unrelated to us, CyberFin and Dr. Kruy for equipment of comparable quality.

(13)	Events (Unaudited) Subsequent to date of Report of Independent Public
Accountants

Subsequent to the end of 1999, the Company raised an additional
$2,000,000 in cash from the issuance of 8% Convertible Bridge Notes which are due in August and September, 2000. The notes are convertible at a weighted average share price of $4.08. The Company may redeem the notes at any time during the term of the notes. If the Company does not redeem the notes prior to maturity and the Company's stock price falls below certain levels, the holders are entitled to acquire additional shares. In addition to the notes, warrants to purchase 300,000 shares of common stock were issued at weighted average exercise prices of $4.54 per share.

On March 1, 2000, the Company entered into a Sublease Agreement with a third party pursuant to which the Company sublet approximately 8,000 square feet in its Waltham, Massachusetts facility (which is approximately 12% of the Company's total leased space). The term of the sublease is coterminous with the primary lease and expires on May 31, 2003.

(14)	Credit Risk

The Company maintains cash balances at financial institutions located in Massachusetts. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1999, the Company's uninsured cash balances total $246,606.

The Company's subsidiaries maintain cash balances at several financial institutions located throughout Europe. These cash balances are subject to normal currency exchange fluctuations. At December 31, 1999, the Company's overseas cash balances total $18,678.

(15)	Extraordinary Items

Extraordinary income in 1999 consists of the payment of other liabilities at a discount from face value. The per share amount of the gain on the extinguishment of debt is $0.07.

                          [Inside Back Cover]









"Cambex", "Centurion", "Centurion Storage Manager", "Dynamic Path
Failover", "FibreQuik" and "STOR" are trademarks and trade names of Cambex Corporation. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

                    [Outside Back Cover]





















Until ___________, 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our by-laws, as amended, reflect the adoption of the provisions of the Massachusetts General Laws, Chapter 156B, Section 67 which empowers a Massachusetts corporation to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation, unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation. Our by-laws, as amended, also provide that the Company shall indemnify any person, who was or is a party to a proceeding by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the Company, in accordance with, and to the full extent permitted by, the Massachusetts General Corporation Law.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of securities being registered:

Registration fees		                   4,028.26
Federal taxes
State taxes and fees
Transfer agent's and registrar fees
Legal fees		                        100,000.00
Accounting fees                     		1,400.00
Miscellaneous fees

Item 26. Recent Sales of Unregistered Securities

Set forth in chronological order is information regarding securities convertible into or exercisable for shares of Cambex common stock issued by Cambex within the past three years:

In June 1998 Cambex borrowed approximately $1,060,000 in exchange for the issuance of 10% Subordinated Convertible Promissory Notes in an exempt transaction. In addition to the notes, each of the holders received a stock purchase warrant entitling the holder to purchase one share of our common stock at a price of $0.50 per share for each dollar loaned to us. Additional stock purchase warrants were issued to the holders of these 10% notes on June 1, 1999 in relation to interest due on these notes.

In November 1998 Cambex entered into a Loan and Security Agreement with
B. A. Associates, Inc. which allows Cambex to borrow up to $650,000. In exchange for this revolving loan facility, Cambex issued the lender in an exempt transaction a warrant for the purchase of two shares of common stock for each dollar it committed to loan Cambex.

In November 1999 Cambex entered into Loan and Security Agreements with five individuals, under which the individuals received in an exempt transaction warrants to purchase up to two shares of common stock for each dollar loaned to Cambex. The exercise price of the warrants is $2.00 per share.

Item 27. Exhibits

 **2.1	Reorganization Plan of Cambex Corporation dated March 17, 1998
       (included as Exhibit 2.1 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

 **2.2	Amended Disclosure Statement with respect to Reorganization Plan of the
       Company dated March 17, 1998 (included as Exhibit 2.2 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended
       April 1, 2000, and incorporated herein by reference).

 **3.1	Restated Articles of Organization of Cambex Corporation.

 **3.2	Restated By-laws of Cambex Corporation.

 **4.1	Specimen Stock Certificate.

 **4.2	Registration Rights Agreement among the Company and the Purchasers identified therein (the "Sovereign Purchasers") dated as of January 18, 2000 (included as Exhibit 4.1 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

 **4.3	Registration Rights Agreement between the Company and Thumberland
       Limited dated as of July 14, 2000.

   5.1	 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

**10.1 Employment Agreement between Joseph F. Kruy and the Company, dated as of November 18, 1994 (included as Exhibit 10.1 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.2 Incentive Bonus Plan.

**10.3 1987 Combination Stock Option Plan (included as Exhibit 10.8 to the
       Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1987, and incorporated herein by reference).

**10.4 2000 Equity Incentive Plan (included as Exhibit 10.12 to the Company's
       Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and incorporated herein by reference).

**10.5	Series 1 Bridge Note Purchase Agreement among the Company and the
       Sovereign Purchasers dated as of January 18, 2000 (included as Exhibit
       10.7 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.6	Escrow Agreement among the Company, the Sovereign Purchasers and
       Suntrust Bank, Atlanta dated as of January 6, 2000 (included as Exhibit
       10.8 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.7	Placement Agent Agreement between the Company and Sovereign Capital
       Advisors, LLC ("Sovereign Advisors") dated as of January 18, 2000 (included as Exhibit 10.9 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.8	Guaranty Agreement among Joseph F. Kruy, the Company and the Sovereign
       Purchasers dated as of January 18, 2000. (included as Exhibit 10.10 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

 **10.9	Guaranty Agreement among CyberFin Corporation, the Company and the
        Sovereign Purchasers dated as of January 18, 2000 (included as Exhibit
        10.11 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.10 Stock Pledge Agreement by Joseph F. Kruy in favor of the Sovereign
        Purchasers dated as of January 18, 2000 (included as Exhibit 10.12 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.11 Stock Pledge Agreement by CyberFin Corporation in favor of the
        Sovereign Purchasers dated as of January 18, 2000 (included as Exhibit
        10.13 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.12 Series 1 Bridge Financing Note in favor of SovCap Equity Partners, Ltd.
        dated as of January 18, 2000 (included as Exhibit 10.14 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.13 Series 1 Bridge Financing Note in favor of Correllus International,
        Ltd. dated as of January 18, 2000 (included as Exhibit 10.16 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.14 Common Stock Purchase Warrant in favor of SovCap Equity Partners, Ltd.
        dated as of January 18, 2000 (included as Exhibit 10.18 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.15 Common Stock Purchase Warrant in favor of Correllus International, Ltd.
        dated as of January 18, 2000 (included as Exhibit 10.19 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.16 Sovereign Warrant Agreement between the Company and Sovereign Advisors dated as of January 18, 2000 (included as Exhibit 10.20 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.17 Warrant Certificate registered in the name of Sovereign Advisors dated
        January 18, 2000 (included as Exhibit 10.21 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.18 Series 1 Bridge Financing Note in favor of Arab Commerce Bank Ltd.
        dated as of February 9, 2000 (included as Exhibit 10.22 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.19 Common Stock Purchase Warrant in favor of Arab Commerce Bank Ltd. dated as of February 9, 2000 (included as Exhibit 10.24 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.20 Series 1 Bridge Financing Note in favor of SovCap Equity Partners,
        Ltd. dated as of February 9, 2000 (included as Exhibit 10.25 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.21 Common Stock Purchase Warrant in favor of SovCap Equity Partners, Ltd.
        dated as of February 9, 2000 (included as Exhibit 10.27 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.22 Common Stock Purchase Agreement between the Company and Thumberland
        Limited dated as of July 14, 2000.

**10.23 Escrow Agreement among the Company, Thumberland Limited and Epstein,
        Becker & Green, P.C., dated as of July 14, 2000.

**10.24 Stock Purchase Warrant in favor of Thumberland Limited dated as of July
        14, 2000.

**10.25 Stock Purchase Warrant in favor of Ladenburg Thalmann & Co. Inc. dated as of July 14, 2000.

**21.1	 List of subsidiaries of the Company.

  23.1 	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

  23.2	 Consent of Belanger & Company, P.C.

**24.1	 Powers of Attorney

 *27.1	 Financial Data Schedule.

**99.1	 Audit Committee Charter.
____________
** Previously filed with the Commission.


Item 28. Undertakings

Insofar as indemnification for liabilities arising under the Securities
Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by-law, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sales
securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the
Securities Act;

(ii)	Reflect in the prospectus any facts or events which,
individually or together, represent a fundamental change in the information in the registration statement; and

(iii)	Include any additional or changed material information on
the plan of distribution.

(2)	For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering of those securities.

(3)	For determining any liability under the Act, to treat the
information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant under Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declared it effective.

(4)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                          SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Amendment to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on October 2, 2000.

                         CAMBEX CORPORATION


                        	By: 	/s/ Joseph F. Kruy
	                             Joseph F. Kruy,
	                             Chief Executive Officer, President and
                             	Chairman of the Board


POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature				        Title					                             Date


/s/ Joseph F. Kruy			Chairman, Chief Executive	             October 2, 2000
Joseph F. Kruy			   	Officer and President
				                	(principal executive officer)


     *           				Executive Vice President and Chief	    October 2, 2000
Peter J. Kruy	    			Financial Officer
					                (principal financial and accounting
					                officer)

     *		           		Director	                             	October 2, 2000
Philip C. Hankins


     *           				Director	                              October 2, 2000
C.V. Ramamoorthy


     *		           		Director                               October 2, 2000
Robert J. Spain

*By executing his name hereto, Joseph F. Kruy is signing this document on behalf of the persons indicated above by the powers of attorney duly executed by these persons and filed with the Securities and Exchange Commission.

*By:	/s/ Joseph F. Kruy		Attorney-in-fact			                October 2, 2000
         Joseph F. Kruy

                           EXHIBIT INDEX

Exhibit
Number			Description of Exhibit


**2.1	  Reorganization Plan of Cambex Corporation dated March 17, 1998
        (included as Exhibit 2.1 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**2.2	  Amended Disclosure Statement with respect to Reorganization Plan of the
        Company dated March 17, 1998 (included as Exhibit 2.2 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended
        April 1, 2000, and incorporated herein by reference).

**3.1	  Restated Articles of Organization of Cambex Corporation.

**3.2	  Restated By-laws of Cambex Corporation.

**4.1	  Specimen Stock Certificate.

**4.2  	Registration Rights Agreement among the Company and the Purchasers identified therein (the "Sovereign Purchasers") dated as of January 18, 2000 (included as Exhibit 4.1 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**4.3  	Registration Rights Agreement between the Company and Thumberland
        Limited dated as of July 14, 2000.

  5.1	  Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

**10.1	 Employment Agreement between Joseph F. Kruy and the Company, dated as of November 18, 1994 (included as Exhibit 10.1 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.2	 Incentive Bonus Plan.

**10.3	 1987 Combination Stock Option Plan (included as Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1987, and incorporated herein by reference).

**10.4	 2000 Equity Incentive Plan (included as Exhibit 10.12 to the
        Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and incorporated herein by reference).

**10.5	 Series 1 Bridge Note Purchase Agreement among the Company and the
        Sovereign Purchasers dated as of January 18, 2000 (included as Exhibit
        10.7 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.6	 Escrow Agreement among the Company, the Sovereign Purchasers and
        Suntrust Bank, Atlanta dated as of January 6, 2000 (included as Exhibit
        10.8 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.7	 Placement Agent Agreement between the Company and Sovereign Capital
        Advisors, LLC ("Sovereign Advisors") dated as of January 18, 2000 (included as Exhibit 10.9 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.8	 Guaranty Agreement among Joseph F. Kruy, the Company and the Sovereign
        Purchasers dated as of January 18, 2000. (included as Exhibit 10.10 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.9	 Guaranty Agreement among CyberFin Corporation, the Company and the
        Sovereign Purchasers dated as of January 18, 2000 (included as Exhibit
        10.11 to the Company's Amendment to Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.10	Stock Pledge Agreement by Joseph F. Kruy in favor of the
        Sovereign Purchasers dated as of January 18, 2000  (included as Exhibit
        10.12 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.11	Stock Pledge Agreement by CyberFin Corporation in favor of the
        Sovereign Purchasers dated as of January 18, 2000 (included as Exhibit
        10.13 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.12	Series 1 Bridge Financing Note in favor of SovCap Equity
        Partners, Ltd. dated as of January 18, 2000 (included as Exhibit 10.14 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.13	Series 1 Bridge Financing Note in favor of Correllus
        International, Ltd. dated as of January 18, 2000 (included as Exhibit
        10.16 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.14	Common Stock Purchase Warrant in favor of SovCap Equity Partners,
        Ltd. dated as of January 18, 2000 (included as Exhibit 10.18 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.15	Common Stock Purchase Warrant in favor of Correllus
        International, Ltd. dated as of January 18, 2000 (included as Exhibit
        10.19 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.16	Sovereign Warrant Agreement between the Company and Sovereign
        Advisors dated as of January 18, 2000 (included as Exhibit 10.20 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.17	Warrant Certificate registered in the name of Sovereign Advisors dated January 18, 2000 (included as Exhibit 10.21 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.18	Series 1 Bridge Financing Note in favor of Arab Commerce Bank
        Ltd. dated as of February 9, 2000 (included as Exhibit 10.22 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.19	Common Stock Purchase Warrant in favor of Arab Commerce Bank Ltd.
        dated as of February 9, 2000 (included as Exhibit 10.24 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.20	Series 1 Bridge Financing Note in favor of SovCap Equity
        Partners, Ltd. dated as of February 9, 2000 (included as Exhibit 10.25 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.21	Common Stock Purchase Warrant in favor of SovCap Equity Partners,
        Ltd. dated as of February 9, 2000 (included as Exhibit 10.27 to the Company's Amendment to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, and incorporated herein by reference).

**10.22	Common Stock Purchase Agreement between the Company and
        Thumberland Limited dated as of July 14, 2000.

**10.23	Escrow Agreement among the Company, Thumberland Limited and
        Epstein, Becker & Green, P.C., dated as of July 14, 2000.

**10.24	Stock Purchase Warrant in favor of Thumberland Limited dated as of July 14, 2000.

**10.25	Stock Purchase Warrant in favor of Ladenburg Thalmann & Co. Inc.
        dated as of July 14, 2000.

**21.1 	List of subsidiaries of the Company.

  23.1	 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

  23.2	 Consent of Belanger & Company, P.C.

**24.1	 Powers of Attorney

  27.1	 Financial Data Schedule.

**99.1	 Audit Committee Charter.
______________________

** Previously filed with the Commission.